Exhibit 10.3

EXECUTION COPY

Published CUSIP Number: 74736BAB7

CREDIT AGREEMENT

Dated as of August 14, 2013

among

QEP MIDSTREAM PARTNERS OPERATING, LLC,

as the Borrower

QEP MIDSTREAM PARTNERS, LP,

as Parent Guarantor

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swing Line Lender,

and

the Lenders and L/C Issuers Party Hereto

WELLS FARGO SECURITIES, LLC

CITIGROUP GLOBAL MARKETS INC.

J.P. MORGAN SECURITIES LLC

and

U.S. BANK NATIONAL ASSOCIATION

Joint Bookrunners

WELLS FARGO SECURITIES, LLC

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

and

U.S. BANK NATIONAL ASSOCIATION

Joint Lead Arrangers

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

Co-Syndication Agents

DEUTSCHE BANK AG NEW YORK BRANCH

and

MORGAN STANLEY SENIOR FUNDING, INC.

Co-Documentation Agents

i

5.08	Litigation	67
5.09	Labor Disputes and Acts of God	67
5.10	ERISA	67
5.11	Environmental and Other Laws	68
5.12	Borrower’s Subsidiaries; Equity Investments	68
5.13	Title to Properties; Licenses	68
5.14	Government Regulation	68
5.15	Solvency	69
5.16	Compliance with Laws and Material Agreements	69
5.17	Taxes	69
5.18	OFAC	69
5.19	Insurance	69
5.20	Collateral Documents	69

Article VI. AFFIRMATIVE COVENANTS		70
6.01	Books, Financial Statements and Reports	70
6.02	Other Information and Financial Records; Inspections	72
6.03	Notice of Material Events; Notice of Changes in Certain Information Pertaining to the Collateral	72
6.04	Maintenance of Properties	73
6.05	Maintenance of Existence and Qualifications	73
6.06	Payment of Obligations	73
6.07	Insurance	73
6.08	Compliance with Law	74
6.09	Use of Proceeds	74
6.10	Subordination of Intercompany Indebtedness	74
6.11	Additional Material Subsidiaries; Collateral	74
6.12	Further Assurances	76
6.13	Keepwell Requirements	76

Article VII. NEGATIVE COVENANTS		76
7.01	Indebtedness	77
7.02	Limitation on Liens	78
7.03	Sale Lease-back Transactions	78
7.04	Line of Businesses	79
7.05	Investments.	79
7.06	Material Subsidiaries and Immaterial Subsidiaries; Unrestricted Subsidiaries	80
7.07	Mergers, Consolidations and Sales of All or Substantially All Assets	81
7.08	Transactions with Affiliates	81
7.09	Restrictive Agreements	81
7.10	ERISA	82
7.11	Dispositions of Property	82
7.12	Swap Contracts	83
7.13	Financial Covenants	83
7.14	Restricted Payments	83
7.15	Negative Pledge on Pipeline Real Property	84
7.16	Modification, Terminations, etc. of Certain Other Indebtedness, Agreements and Organization Documents	84
7.17	Fiscal Year	84
7.18	Certain Covenants Pertaining to Rendezvous Gas	84

Article VIII. EVENTS OF DEFAULT AND REMEDIES		85
8.01	Events of Default	85
8.02	Remedies upon Event of Default	87
8.03	Application of Funds	87

Article IX. ADMINISTRATIVE AGENT		88
9.01	Appointment and Authority	88
9.02	Rights as a Lender	89
9.03	Exculpatory Provisions	89
9.04	Reliance by Administrative Agent	90
9.05	Delegation of Duties	90
9.06	Resignation of Administrative Agent	91
9.07	Non-Reliance on Administrative Agent and Other Lenders	91
9.08	Administrative Agent May File Proofs of Claim	92
9.09	Other Agents; Arrangers and Managers	92
9.10	Collateral Matters	92
9.11	Secured Hedge Agreements and Secured Cash Management Agreements	94

Article X. Continuing Guaranty OF THE PARENT GUARANTOR		94
10.01	Guaranty	94
10.02	Rights of Lenders	94
10.03	Certain Waivers	95
10.04	Obligations Independent	95
10.05	Subrogation	96
10.06	Termination; Reinstatement	96
10.07	Subordination	96
10.08	Stay of Acceleration	96

Article XI. MISCELLANEOUS		97
11.01	Amendments, Etc.	97
11.02	Notices; Electronic Communications	98
11.03	No Waiver; Cumulative Remedies; Enforcement	100
11.04	Expenses; Indemnity; Damage Waiver	101
11.05	Payments Set Aside	103
11.06	Successors and Assigns	103
11.07	Confidentiality	107
11.08	Set-off	108
11.09	Interest Rate Limitation	108
11.10	Counterparts	109
11.11	Integration	109
11.12	Survival of Representations and Warranties	109
11.13	Severability	109
11.14	Replacement of Lenders	109
11.15	Governing Law	110
11.16	Waiver of Right to Trial by Jury	111
11.17	No Advisory or Fiduciary Responsibility	111
11.18	Electronic Execution of Assignments and Certain Other Documents	112
11.19	USA PATRIOT Act Notice	112
11.20	ENTIRE AGREEMENT	112

SCHEDULES

SCHEDULE 2.01	Commitments and Pro Rata Shares
SCHEDULE 2.04	Swing Line Rate Calculation
SCHEDULE 5.09	Labor Disputes and Acts of God
SCHEDULE 5.12	Subsidiaries and Equity Investments
SCHEDULE 5.19	Insurance
SCHEDULE 7.05	Investments on the Execution Date and Closing Date
SCHEDULE 11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

EXHIBIT A-1:	Form of Loan Notice
EXHIBIT A-2:	Form of Swing Line Loan Notice
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Compliance Certificate
EXHIBIT D:	Form of Assignment and Assumption
EXHIBIT E-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 14, 2013, among QEP MIDSTREAM PARTNERS OPERATING, LLC, a Delaware limited liability company (the “Borrower”), QEP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Parent Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender, and the other L/C Issuers from time to time party hereto.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Changes” when used with respect to the Registration Statement means amendments, supplements and other changes thereto that are either (a) not material and adverse to the Lenders as determined by the Joint Bookrunners in their reasonable judgment or (b) are agreed to by the Joint Bookrunners, such agreement not to be unreasonably withheld or delayed.

“Acquired Businesses” means the businesses, and interests in businesses, described in the Registration Statement acquired by the Borrower on or before the first day of the Availability Period.

“Acquisition” means a Permitted Acquisition, a Permitted Affiliate Acquisition or any other acquisition of any assets by a Loan Party or a Restricted Subsidiary that is not prohibited by this Agreement.

“Acquisition Period” means the period from and after a Qualifying Acquisition to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Qualifying Acquisition occurred; provided, that during any Acquisition Period, no additional Acquisition Period shall commence, nor shall such Acquisition Period be extended by any subsequent Qualifying Acquisition until the current Acquisition Period shall have terminated and the Parent Guarantor shall be in compliance with Section 7.13.

“Administrative Agent” means Wells Fargo Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02, and the account designated by the Administrative Agent or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliate Non-Wholly Owned Subsidiary” means each Non-Wholly Owned Subsidiary of the Parent Guarantor of which all the Equity Interests are owned by (x) one or more Loan Parties and/or Restricted Subsidiaries and (y) QRI and/or its Subsidiaries.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, the Arrangers, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders in an amount not to exceed $500,000,000, except as such amount may be increased pursuant to Section 2.14.

“Agreement” means this Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Spread for Eurodollar Loans and+ Letter of Credit Fees	Applicable Margin for Base Rate Loans
1	< 3.00:1.00	0.325%	1.750%	0.750%
2	≥ 3.00 and < 3.50:1.00	0.350%	2.000%	1.000%
3	≥ 3.50 and < 4.00:1.00	0.375%	2.250%	1.250%
4	≥ 4.00	0.500%	2.500%	1.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect on the Closing Date shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” has the meaning specified in Section 11.06(h).

“Arrangers” means Wells Fargo Securities LLC, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and U.S. Bank National Association, in their respective capacities as joint lead arrangers.

“Asset Sale” means (a) the sale, transfer or other disposition (by way of merger or otherwise) of any Equity Interests by the Parent Guarantor, the Borrower or any Restricted Subsidiary, including the issuance of Equity Interests by any Restricted Subsidiary, to any Person other than the Parent Guarantor, the Borrower or a Wholly Owned Restricted Subsidiary and (b) the sale, transfer or other disposition (by way of merger or otherwise) of any other property or assets by the Parent Guarantor, the Borrower or any Restricted Subsidiary to any Person other than the Parent Guarantor, the Borrower or any Wholly Owned Restricted Subsidiary (in each case other than any Disposition permitted under clauses (a) through (h) of Section 7.11).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate”, and (c) the Eurodollar Rate for a one month Interest Period for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement between or among one or more Loan Parties or Restricted Subsidiaries and a Cash Management Bank, to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender, an Affiliate of a Lender, the Administrative Agent and any Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any property of a Loan Party or a Restricted Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means as of any date, any of the following shall occur: (a) the Parent Guarantor fails to own and control 100% of the Equity Interests of the Borrower, (b) QRI fails to own and Control Equity Interests representing more than 50% of the outstanding Equity Interests of the General Partner, (c) QRI fails to have the right or ability by voting power, contract or otherwise to elect or designate for election more than 50% of the board of directors or equivalent governing body of the General Partner, (d) the General Partner fails to be the sole general partner of and Control the Parent Guarantor, (e) the occurrence of a “Change of Control” as defined in the QRI Credit Agreement as in effect on the date hereof, or (f) the occurrence of a “change of control” or similar event under documentation governing any Qualified Notes Offering.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all collateral under or as defined in any Collateral Document.

“Collateral Documents” means, collectively, the Guaranty, the Security Agreements, and other similar documents now or hereafter delivered to the Administrative Agent pursuant to Section 6.11, and each other agreement, document or instrument that now or hereafter creates or perfects or purports to create or perfect, or that governs the terms of, a Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

“Commercial Operation Date” means the date on which a Material Project achieves commercial operation.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means (a) when used with reference to a Subsidiary of a Person, a Subsidiary of such Person the financial statements of which are (or should be) consolidated with the financial statement of such Person in accordance with GAAP, and (b) when used with respect to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means:

“Consolidated EBITDA of the Parent Guarantor” means, for any period, an amount equal to Consolidated Net Income of the Parent Guarantor plus (a) the following to the extent deducted in calculating such Consolidated Net Income of the Parent Guarantor: (i) Consolidated Interest Charges for such period, (ii) Federal, state, local and foreign income taxes payable for such period, (iii) depreciation, depletion and amortization expense, (iv) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), and (v) unrealized losses under Swap Contracts, plus (b) the amount of cash dividends and other distributions actually received during such period by the Parent Guarantor, the Borrower and Restricted Subsidiaries from (i) Specified Non-Wholly Owned Subsidiaries, (ii) Unrestricted Subsidiaries and (iii) Joint Ventures, minus (c) the following to the extent included in calculating such Consolidated Net Income of the Parent Guarantor: (i) Consolidated Net Income of Specified Non-Wholly Owned Subsidiaries and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Specified Non-Wholly Owned Subsidiaries, (ii) Consolidated Net Income of Unrestricted Subsidiaries and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Unrestricted Subsidiaries, (iii) any amount included in Consolidated Net Income that is attributable to Joint Ventures and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Joint Ventures, (iv) Federal, state, local and foreign income tax credits for such period, (v) all non-cash items increasing Consolidated Net Income for such period, (vi) gains on sales of assets outside the ordinary course of business, and (vii) unrealized gains under Swap Contracts.

“Consolidated EBITDA” of any Person other than the Parent Guarantor means, for any period, an amount equal to Consolidated Net Income of such Person and its Consolidated Subsidiaries plus (a) the following to the extent deducted in calculating the Consolidated Net Income of such Person: (i) Consolidated Interest Charges for such period, (ii) Federal, state, local and foreign income taxes payable for such period, (iii) depreciation, depletion and amortization expense, (iv) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), and (v) unrealized losses under Swap Contracts, plus the following, to the extent not included in Consolidated Net Income (b) the amount of cash dividends and other distributions actually received during such period by such Person and its Consolidated Subsidiaries from Joint Ventures minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) gains on sales of assets outside the ordinary course of business, and (vi) unrealized gains under Swap Contracts.

Unless otherwise specifically stated herein, references to “Consolidated EBITDA” shall mean “Consolidated EBITDA of the Parent Guarantor”.

In the calculation of Consolidated EBITDA of the Parent Guarantor, Consolidated Net Income of the Parent Guarantor, and the other items in clauses (a), (b) and (c) of the calculation above, shall be adjusted with respect to Non-Wholly Owned Subsidiaries to reflect the Parent Guarantor’s pro rata ownership interest therein. In the calculation of Consolidated EBITDA, Consolidated Net Income, and the other items in clauses (a), (b) and (c) of the calculation above, shall be adjusted with respect to Non-Wholly Owned Subsidiaries to reflect such Person’s pro rata ownership interest therein.

For purposes of calculating Consolidated EBITDA of the Parent Guarantor or Consolidated EBITDA, as applicable:

(1) Consolidated EBITDA of the Parent Guarantor, and Consolidated EBITDA, for any relevant period shall be calculated to give pro forma effect to any Acquisition and any Disposition of assets, in each case for a purchase price or sale price, as the case may be, equal to $10,000,000 or more, consummated at any time after the first day of the relevant period as if each such Permitted Acquisition and each such Disposition had occurred on the first day of such period, provided that any such pro forma adjustments shall be (A) calculated by the Parent Guarantor in good faith, (B) supported by reasonably detailed calculations presented by the Parent Guarantor together with the Compliance Certificate for the applicable period, and (C) subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(2) Consolidated EBITDA of the Parent Guarantor, and Consolidated EBITDA, for the first twelve months subsequent to the Closing Date shall be calculated on an annualized 365 day basis for the number of days actually elapsed since the Closing Date until the date of determination; and

(3) If a Loan Party or a Restricted Subsidiary undertakes a Material Project, then Consolidated EBITDA of the Parent Guarantor may include, at the Borrower’s option, a Material Project Consolidated EBITDA Adjustment for such Material Project, subject to Administrative Agent’s review and approval of each component of such Material Project Consolidated EBITDA Adjustment, provided that: (A) no such additions shall be allowed with respect to any Material Project unless: (y) not later than 15 days (or such lesser period as is acceptable to the Administrative Agent) prior to the delivery of any Compliance Certificate required by Section 6.01(a) or 6.01(b) to the extent Material Project Consolidated EBITDA Adjustments will be made to Consolidated EBITDA, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project, and (z) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved such projections (such approval not to be unreasonably withheld or delayed) and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Parent Guarantor for such period (which total actual Consolidated EBITDA of the Parent Guarantor shall be determined without including any Material Project Consolidated EBITDA Adjustments).

“Consolidated Funded Debt” means the aggregate of the Indebtedness of the Parent Guarantor, the Borrower and their Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) described in clauses (a), (b), (d), (e), (f) and (g) (other than Indebtedness consisting of Guarantees in respect of net obligations under any Swap Contract permitted under this Agreement) of the definition of Indebtedness in Section 1.01, on a consolidated basis after elimination of intercompany items. Notwithstanding the foregoing, Indebtedness of a Restricted Subsidiary (other than Specified Non-Wholly Owned Subsidiaries) that is not Wholly Owned by the Parent Guarantor shall be included in Consolidated Funded Debt only to the extent of the Parent Guarantor’s proportional interest therein, unless such Indebtedness is recourse to the Parent Guarantor, the Borrower or any Restricted Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Parent Guarantor, the Borrower or such Restricted Subsidiary shall be included in the calculation of Consolidated Funded Debt.

“Consolidated Interest Charges” for a Person means, for any period, the sum of the following for such Person and its Consolidated Subsidiaries (a) all interest, premium payments, amortization or write-off of debt discount, fees, charges, issuance costs and commissions and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Parent Guarantor for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Interest Charges of the Parent Guarantor and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA of the Parent Guarantor for the period of the four consecutive fiscal quarters ending on such date.

“Consolidated Net Income” of any Person means, for any period, consolidated net income of such Person and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period; provided that Consolidated Net Income of any Person for any period shall exclude the net income (but not loss) of any Subsidiary thereof to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person is not at the time permitted by operation of the terms of its Organization Documents, Contractual Obligation (other than pursuant to this Agreement) or applicable law, or is otherwise restricted or prohibited.

“Consolidated Net Tangible Assets of the Parent Guarantor” means at any date of determination, the total amount of Consolidated assets of the Parent Guarantor, the Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt) of the Parent Guarantor, the Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets (other than assets of Specified Non-Wholly Owned Subsidiaries), all as set forth on the Consolidated balance sheet of the Parent Guarantor. For the avoidance of doubt, Consolidated Net Tangible Assets of the Parent Guarantor excludes all amounts attributable to the assets of Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries, but includes all equity investments in Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries.

“Consolidated Senior Secured Funded Debt” means, as of any date of determination, all Consolidated Funded Debt that is secured by a Lien on any assets of the Parent Guarantor, the Borrower or any Restricted Subsidiary (other than Specified Non-Wholly Owned Subsidiaries).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Debt as of such date to (b) Consolidated EBITDA of the Parent Guarantor for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Total Assets” means:

“Consolidated Total Assets of the Parent Guarantor” means, as of any date of determination, the total assets of Parent Guarantor, the Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) determined in accordance with GAAP, as set forth on the Consolidated balance sheet of the Parent Guarantor prepared in accordance with GAAP. For the avoidance of doubt, Consolidated Total Assets of the Parent Guarantor excludes all amounts attributable to the assets of Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries, but includes all equity investments in Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries.

“Consolidated Total Assets” of a Person other than the Parent Guarantor means, as of any date of determination, the total assets of such Person and its Consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the Consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” means the direct or indirect transfer (in one or more transactions) by QRI and certain of its Subsidiaries to the Parent Guarantor and its Subsidiaries of the Acquired Businesses on or before the Closing Date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, (b) an L/C Credit Extension, and (c) a Swing Line Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate for Eurodollar Loans) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(f)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the six months after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time earlier to the six months after the latest Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Section 11.06(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary thereof directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”, “equity interests” and “equity securities” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. The term Equity Interests shall also include other securities or instruments that have both debt and equity features.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” means the first date all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or otherwise pursuant to any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded, if necessary, to the nearest 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Administrative Agency Fee Letter, dated July 19, 2013, between the Borrower and the Administrative Agent and (b) and the Fee Letter, dated July 19, 2013, among the Borrower, the Administrative Agent and the Arrangers.

“Finance Subsidiary” means a direct Wholly Owned Subsidiary of the Parent Guarantor that (a) (i) is formed solely to be a co-issuer, jointly and severally, with the Parent Guarantor, of any senior unsecured notes of the Parent Guarantor and (ii) has nominal assets and conducts no business operations or (b) (i) engages in no material business other than (x) lending funds to a Loan Party or a direct or indirect Wholly Owned Subsidiary of a Loan Party, and (y) activities incidental to the foregoing, and (ii) has no Indebtedness other than to a Loan Party.

“Financial Covenants” means the covenants contained in Section 7.13.

“First Priority” means, with respect to any Lien purported to be created and granted in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject, except to the extent otherwise permitted by Section 7.02.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to a L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” has the meaning set forth in Section 11.06(h).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means QEP Midstream Partners GP, LLC, a Delaware limited liability company, general partner of the Parent Guarantor.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, the Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” means, collectively, the guaranty made by the Parent Guarantor under Article X, the Subsidiary Guaranty Agreement and any other guaranty agreements delivered pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” has the meaning set forth in the definition of “ Secured Hedge Agreement.”

“Immaterial Subsidiary” means any Subsidiary designated by the Borrower pursuant to Section 7.06 as an Immaterial Subsidiary, if and for so long as (a) such Subsidiary does not have (i) Consolidated assets in excess of 5% of Consolidated Total Assets of the Parent Guarantor or (ii) Consolidated EBITDA for the four fiscal quarters ending on the most recent Quarter-End Date that accounts for more than 5% of Consolidated EBITDA of the Parent Guarantor for such period, and (b) such Immaterial Subsidiary, together with all other Subsidiaries designated by the Borrower as Immaterial Subsidiaries, (i) does not have Consolidated assets exceeding 10% of the Consolidated Total Assets of the Parent Guarantor and (ii) does not have Consolidated EBITDA for the four fiscal quarters ending on the most recent Quarter-End Date that accounts for more than 10% of Consolidated EBITDA of the Parent Guarantor for such period.

A Subsidiary will not be an Immaterial Subsidiary to the extent that any of the required terms set forth in clauses (a) or (b) of this paragraph is not satisfied, and if a Subsidiary that has been designated by the Borrower as an Immaterial Subsidiary ceases to satisfy any of such terms, from and after the date that it ceases to satisfy any such terms, such Subsidiary shall cease to be an Immaterial Subsidiary and shall be a Material Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;.

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Financial Statements” means the unqualified audited combined financial statements of the predecessor of the Acquired Businesses for the fiscal year ended December 31, 2012 and the unqualified unaudited combined financial statements of the Acquired Businesses for the period from January 1, 2013 to March 31, 2013.

“Initial L/C Issuer” means each of Wells Fargo Bank, Citibank, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A. and U.S. Bank National Association. Any Initial L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Initial L/C Issuer, in which case the term “Initial L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning, of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swing Line Loan, the Maturity Date thereof.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date (a) one week, or one, two or three months thereafter, or (b) upon consent of all Lenders, twelve months thereafter, in any case as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a line of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial underwritten public offering of Equity Interests in the Parent Guarantor pursuant to the Registration Statement

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer that is the issuer of such Letter of Credit and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joint Bookrunners” means Wells Fargo Securities LLC, Citigroup Global Markets, Inc., and U.S. Bank National Association, in their respective capacities as joint bookrunners.

“Joint Venture” means an entity, other than a Subsidiary, in which any Loan Party owns directly or indirectly five percent (5%) or more of any class of ownership interests. As of the Execution Date and as of the Closing Date, the only Joint Venture is Three Rivers Gathering, L.L.C.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” has the meaning set forth in the definition of L/C Issuer.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to each Letter of Credit issued hereunder, each Initial L/C Issuer or such other Lender that has issued or agreed to issue such Letter of Credit at the request of the Borrower and that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), in its capacity as the issuer of such Letter of Credit, or any successor issuer of Letters of Credit hereunder. The dollar amount of the commitment of each L/C Issuer to issue Letters of Credit hereunder (the “L/C Commitment”) shall be as agreed in writing between the Borrower, such L/C Issuer and the Administrative Agent. As of the Closing Date, the L/C Commitment of each of Wells Fargo Bank, Citibank, N.A., JPMorgan Chase Bank, N.A., and U.S. Bank National Association is $8,500,000.00, and the L/C Commitment of each of Deutsche Bank AG New York Branch and Morgan Stanley Bank, N.A. is $8,000,000.00. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context otherwise requires, includes each L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, the Letters of Credit, the Collateral Documents and each other document executed and delivered by a Loan Party or a Subsidiary in connection therewith that is designated as a Loan Document therein. “Loan Documents” do not include any Secured Hedge Agreement or any Secured Cash Management Agreement.

“Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Loan Parties” means the Borrower, the Parent Guarantor and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse effect on the property, business, operations, liabilities, condition (financial or otherwise) or operating results of (x) the Borrower and the Restricted Subsidiaries taken as a whole or (y) the Parent Guarantor, the Borrower and its Restricted Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its material obligations under any Loan Document, or (c) a material impairment of any right or remedy of or benefit available to the Lenders or the Administrative Agent under any Loan Document.

“Material Agreement” means any agreement or contract to which a Loan Party or any Restricted Subsidiary is a party, which, if terminated or cancelled (other than an expiration in accordance with its terms), would reasonably be expected to result in a Material Adverse Effect.

“Material Project” means any capital project of the Borrower or any Restricted Subsidiary the cost of which is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Project Consolidated EBITDA Adjustment” means:

(i) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on projected revenues from customer contracts relating to such Material Project, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option (subject to Administrative Agent’s review and approval (such approval not to be unreasonably withheld or delayed) of each component of such Material Project Consolidated EBITDA Adjustment), be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(ii) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date).

“Material Real Property” has the meaning set forth in Section 6.11(c).

“Material Subsidiary” means, at any time, each of the following: (a) QEP Gathering I, LLC, (b) Rendezvous Gas, and (b) each other Subsidiary that is not an Immaterial Subsidiary at such time.

“Maturity Date” means August 14, 2018; provided that the Maturity Date for any Swing Line Loan shall be the earlier of such date and five Business Days after such Swing Line Loan is made.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of:

(i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable by the Borrower in connection with such sale),

(ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or Casualty Event or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold or transferred in such Asset Sale or Casualty Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold or transferred within 90 days of such Asset Sale or Casualty Event (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale or Casualty Event, such cash proceeds shall constitute Net Cash Proceeds);

(iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Permitted Lien on the properties sold or transferred in such Asset Sale or Casualty Event and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

(v) in the case of a Casualty Event, all reasonable costs and expenses incurred in connection with the collection of proceeds, awards or other compensation in respect of a Casualty Event;

provided, however, that, if the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent not later than the seventh Business Day following the receipt by the Borrower or any Restricted Subsidiary of such cash proceeds setting forth the Borrower’s intent to reinvest (or to cause its Restricted Subsidiaries to reinvest) such proceeds in productive assets of a kind then used or usable in the business of the Borrower or any Restricted Subsidiary (or 100% of the Equity Interests of any entity that shall become a Restricted Subsidiary hereunder that owns such productive assets) within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and

(b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Wholly Owned” when used with respect to a Subsidiary, means a Subsidiary that is not Wholly Owned.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower or any other Loan Party arising under any Loan Document or otherwise with respect to any Loan, Swing Line Loan or Letter of Credit and including all L/C Obligations, whether such Obligations are direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Obligations” owing by such Loan Party. It is expressly agreed that Obligations under Swap Contracts shall not be treated as Obligations for purposes of the provisions for acceleration in Article VIII and for adjustments and set-off in Section 11.08.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed solely as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.14).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; and (iii) with respect to Swing Line Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowing or repayment of Swing Line Loans, as the case may be, occurring on such date.

“Parent Guarantor” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(f).

“Payment In Full” means payment in full in cash of all Secured Obligations (other than contingent obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuers).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, as amended (“Pension Act”), Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432, and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the acquisition by a Loan Party or a Restricted Subsidiary of assets of a Person constituting a line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (each such Person being referred to herein as the “Acquired Entity”), whether from QRI or a Subsidiary thereof or from any other Person; provided that (a) at the time of such acquisition (i) both immediately before and after giving effect thereto, no Default shall have occurred and be continuing; (ii) immediately before and after consummating such acquisition, the Parent Guarantor shall be in Pro Forma Compliance with the Financial Covenants; (iii) if the Acquired Entity becomes a Material Subsidiary as a result of the acquisition, the Borrower and any applicable Restricted Subsidiary shall comply, and shall cause the Acquired Entity to comply, with Section 6.11.

“Permitted Affiliate Acquisition” means the acquisition by a Loan Party or a Restricted Subsidiary from QRI or a Subsidiary thereof of less than 100% of the Equity Interests or assets of a Person (each such Person being referred to herein as the “Acquired Entity”); provided that (a) at the time of such acquisition (i) both immediately before and after giving effect thereto, no Default shall have occurred and be continuing; (ii) immediately before and after consummating such acquisition, the Parent Guarantor shall be in Pro Forma Compliance with the Financial Covenants; (iii) all Equity Interests in the Acquired Entity that are not being acquired as part of such acquisition shall be owned by QRI or a Subsidiary thereof; (b) such Loan Party or Restricted Subsidiary shall pledge such Equity Interests to the Administrative Agent pursuant to a Collateral Document; and (c) the aggregate consideration for all Permitted Affiliate Acquisitions by all Loan Parties and Restricted Subsidiaries shall not exceed $250,000,000.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) Investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by, the Administrative Agent or any Affiliate of the Administrative Agent, any Arranger or any Affiliate of any Arranger or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments and governmental charges, statutory mechanics’, materialmen’s, carriers’, workman’s and warehousemen’s Liens, and other similar statutory Liens, provided that in each case under this subparagraph (a), such Liens secure only indebtedness, liabilities and obligations which are not delinquent for a period of more than 60 days or which are being contested by appropriate proceedings and for which adequate reserves are provided on the books of the applicable Loan Party or Restricted Subsidiary;

(b) Liens on the office facilities of the Loan Parties and Restricted Subsidiaries;

(c) Liens to secure the Obligations;

(d) Liens on any property or asset existing prior to the acquisition thereof pursuant to an Acquisition by a Loan Party and Liens on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date if such Liens exist prior to the time such Person becomes a Restricted Subsidiary, provided that (i) such Liens secure only Indebtedness permitted by Section 7.01(c), (ii) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (iii) such Liens shall not apply to any other property or assets of any Loan Party or any Restricted Subsidiary, (iv) such Liens shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, and any Permitted Refinancing Indebtedness in respect of the foregoing, and (v) such Liens may not cover any Pipeline Real Property other than Pipeline Real Property acquired after the Closing Date pursuant to an Acquisition;

(e) (i) pledges of cash and cash equivalents incurred or deposits made to secure obligations (other than Indebtedness) under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business, or deductibles, self-insurance, insurance premiums, co-payment, coinsurance, retention and similar obligations to providers of insurance in respect of such obligations in the ordinary course of business; and

(ii) pledges of cash and cash equivalents to secure the obligations of any one or more Loan Parties or Restricted Subsidiaries with respect to Swap Contracts permitted by this Agreement, provided that the aggregate amount of cash and cash equivalents encumbered by Liens permitted by this clause (e)(ii) shall not exceed at any time $25,000,000;

(f) encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Real Property of a Loan Party or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines and distribution lines, or otherwise imposed by law or arising in the ordinary course of business that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such property by such Loan Party or Restricted Subsidiary in the operation of its business and which do not in any case materially detract from the value of the property subject thereto;

(g) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Indebtedness) and surety bonds;

(h) Liens securing Indebtedness of one or more Loan Parties or Restricted Subsidiaries permitted by Section 7.01(b) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset and (iv) such Liens may not cover any Pipeline Real Property other than Pipeline Real Property acquired after the Closing Date pursuant to an Acquisition;

(i) the interest or title of a lessor under any lease entered into by a Loan Party or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens with respect to judgments which do not result in an Event of Default under Section 8.01(h);

(k) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by a Loan Party or any Restricted Subsidiary to provide collateral to the depository institution;

(l) (i) Liens on Equity Interests in an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary (or its parent company that is an Unrestricted Subsidiary) that is non-recourse to the Loan Parties and the Restricted Subsidiaries and (ii) Liens on Equity Interests in a Joint Venture, owned by a Loan Party or Restricted Subsidiary, that are in favor of the other holders of Equity Interests in such Joint Venture to secure the performance of such Loan Party’s or Restricted Subsidiary’s obligations under the joint venture agreement governing such joint venture;

(m) Liens constituting earnest money deposits made by a Loan Party or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(n) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only related to the leased property), other than in connection with capital leases and sale and leaseback transactions; and

(o) Liens securing Indebtedness of one or more Loan Parties or Restricted Subsidiaries, which Liens are not otherwise permitted by clauses (a) through (m) above, provided that (x) the aggregate outstanding principal amount of the Indebtedness of all Loan Parties and Restricted Subsidiaries secured thereby, when added to the aggregate principal amount of Indebtedness permitted by Section 7.01(j) (without duplication), does not exceed at any time an amount equal to the greater of $20,000,000 and 3% of Consolidated Net Tangible Assets of the Parent Guarantor, and (y) no such Liens shall encumber Pipeline Real Property;

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.

“Permitted Refinancing Indebtedness” means Indebtedness issued in exchange for, or proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness), provided, that (i) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced; (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (iv) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; and (v) at the time of incurrence of such Permitted Refinancing Indebtedness, no Event of Default shall have occurred and be continuing.

“Permitted Unsecured Indebtedness” means Indebtedness permitted by Section 7.01(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Real Property” shall mean all easements, rights of way, and other Real Property or other interests therein comprising any part of the pipelines, including transmission pipelines and gathering pipelines, of any Loan Party or any Subsidiary, or upon which any part of such transmission and/or gathering pipelines has been built, passes over or through or which is used in or reasonably necessary for the operation thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Pro Forma Compliance” means, on any date (the “Determination Date”) when used in connection with the Financial Covenants, that the Parent Guarantor is in compliance with the covenant levels set forth in Section 7.13 as of the most recent Quarter-End Date, in each case calculated on a pro forma basis to give effect to (i) Indebtedness as of such date of determination and any incurrence of Indebtedness on the Determination Date and (ii) any Acquisition occurring after such Quarter-End Date, in each case, as if such events had occurred on the first day of the four fiscal quarter period ended on such Quarter-End Date.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Credit Extensions and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.01.

“QEPM Gathering” means QEPM Gathering I, LLC, a Delaware limited liability company.

“QRI” means QEP Resources, Inc., a Delaware corporation.

“QRI Credit Agreement” means the Credit Agreement referenced in Section 4.02(i).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant Lien becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Notes Offering” means issuance by the Parent Guarantor or the Borrower of unsecured Indebtedness that satisfies the requirements of Section 7.01(e) and the gross proceeds of which equal $200,000,000 or more.

“Qualifying Acquisition” shall mean any Acquisition by the Parent, the Borrower or a Restricted Subsidiary for a purchase price in excess of $50,000,000.

“Quarter-End Date” means the last day of the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are available to the Parent Guarantor or for which financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 11.06(c).

“Registration Statement” means the Registration Statement on Form S-1, under the Exchange Act, of the Parent Guarantor filed with the SEC on May 9, 2013 as amended by all changes thereto filed prior to the Execution Date, including the exhibits filed therewith, as amended and supplemented by Acceptable Changes.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rendezvous Gas” means Rendezvous Gas Services, L.L.C., a Delaware limited liability company.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Borrowing, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Credit Extensions and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of a Person means the chairman of the board, chief executive officer, president or chief financial officer of such Person (or, in the case of a Partnership, of its general partner or in the case of the Borrower, to the extent the Borrower is managed by the Parent Guarantor, of the Parent Guarantor). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specifically stated herein, references to “Responsible Officer” shall mean “Responsible Officer of the Borrower”.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/ Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions /SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means each Swap Contract entered into by and between any Loan Party or any Restricted Subsidiary and any Person (a “Hedge Bank”) that is, at the time such Swap Contract is entered into, a Lender or an Affiliate of a Lender.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all other advances to, and debts, liabilities, obligations, covenants and duties of the Borrower or any other Loan Party arising under any Secured Hedge Agreement or under any Secured Cash Management Agreement, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Obligations” owing by such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuers, the Lenders, the Hedge Banks and the Cash Management Banks.

“Security Agreements” means the Security Agreement dated as of even date with this Agreement, executed by the Loan Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties, together with any other security agreements that may from time to time be executed in favor of the Administrative Agent for the ratable benefit of the Secured Parties, by any Person to secure the Secured Obligations, in each case which shall be in form and substance acceptable to the Administrative Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Non-Wholly Owned Subsidiary” means each of (i) Rendezvous Gas, for so long as Rendezvous Gas is a Non-Wholly Owned Subsidiary of the Parent Guarantor and (ii) each Affiliate Non-Wholly Owned Subsidiary, so long as such Subsidiary is a Non-Wholly Owned Subsidiary of the Parent Guarantor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of the Parent Guarantor.

“Subsidiary Guarantor” means, at any time, each Subsidiary that is party to a Subsidiary Guaranty Agreement as a Guarantor.

“Subsidiary Guaranty Agreement” means the guaranty agreement dated as of even date with this Agreement executed by the Subsidiary Guarantors for the benefit of the Administrative Agent and the Secured Parties, and any other guaranty agreements that may from time to time be executed by any Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the counterparties to such Swap Contracts.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Rate” means either (a) the Base Rate plus the Applicable Rate for Base Rate Loans or (b) a rate to be established as provided on Schedule 2.04, as selected by the Borrower and specified in the Swing Line Loan Notice.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, all L/C Obligations, and all Swing Line Loans.

“Transactions” means the Contribution and the IPO.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Immaterial Subsidiary of the Parent Guarantor that is designated as an Unrestricted Subsidiary by the Borrower pursuant to a notice given to the Administrative Agent pursuant to Section 7.06. If at any time a Subsidiary that has been designated as an Unrestricted Subsidiary becomes a Material Subsidiary, from and after such time, such Subsidiary will cease to be an Unrestricted Subsidiary and shall be a Restricted Subsidiary as provided in Section 7.06(c)(iv). As of the Execution Date and as of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (ii)(B)(iii) of Section 3.01(g).

“Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned”, when used with respect to a Subsidiary of a Person, means that all of the Equity Interests of such Subsidiary are directly or indirectly (through one or more Wholly Owned Subsidiaries) owned by such Person, excluding directors’ qualifying shares that are required to be held by directors under applicable law.

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The terms “include”, “includes” “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “asset” and “property” (and plural forms thereof) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and Equity Interests.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(e) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio, covenant in respect of Indebtedness or other requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Guarantor shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor, the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one week or one, two or three months in duration as provided in the definition of “Interest Period,” the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings or Swing Line Loans outstanding, then the proceeds of such Borrowing, first shall be applied to the payment in full of any such L/C Borrowings or Swing Line Loans, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of any Loan Party, Subsidiary or Joint Venture, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any

Loan Party, Subsidiary or Joint Venture and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The obligations of the L/C Issuers under this Agreement are several and not joint. No L/C Issuer shall be responsible for any actions or any failure to act by or on the part of any other L/C Issuer.

(ii) A L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) A L/C Issuer shall not be under any obligation to issue any Letter of Credit if the L/C Obligations with respect to Letters of Credit issued by it would exceed, after giving effect to the requested Letter of Credit, such L/C Issuer’s L/C Commitment, or if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial face amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is a Defaulting Lender, unless the Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender (after giving effect to any reallocation pursuant to Section 2.15(d)) has been Cash Collateralized in an amount not less than the Minimum Collateral Amount.

(iv) A L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) Such L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or, in the case of Morgan Stanley Bank, N.A., at least five Business Days) (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of such requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.

Immediately upon the issuance of each Letter of Credit by a L/C Issuer, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a specified day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by a L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by a L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any written notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such written notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such written notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer, no Agent-Related Person and none of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of all Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No L/C Issuer, no Agent-Related Person, and none of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a L/C Issuer, and a L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent Cash Collateral is provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided (other than any Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.03(g) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce one or more L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.03(g) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in the amount specified in the Fee Letters, payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Loan Parties, Subsidiaries or Joint Ventures. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Loan Party or its Subsidiaries or Joint Ventures, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Loan Party or its Subsidiaries or Joint Ventures inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Loan Parties, Subsidiaries and Joint Ventures.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $2,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative

Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay or repay all outstanding Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans and the Swing Line Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii) To the extent that the aggregate amount of Net Cash Proceeds of Asset Sales and Net Cash Proceeds of Casualty Events received by all Loan Parties and Restricted Subsidiaries in a fiscal year exceeds five percent (5%) of Consolidated Net Tangible Assets of the Parent Guarantor as of the end of the most recently ended fiscal year, the Borrower shall apply an amount equal to 100% of such excess Net Cash Proceeds to prepay outstanding Loans and/or Cash Collateralize outstanding Letters of Credit in accordance with Section 2.05(b)(iv).

(iii) In the event that the Parent Guarantor, the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 7.01) the Borrower shall within three Business Day following the receipt of such Net Cash Proceeds by the Parent Guarantor, the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and/or Cash Collateralize outstanding Letters of Credit in accordance with Section 2.05(b)(iv).

(iv) Mandatory prepayments under this Section 2.05(b) shall be applied first, to outstanding Loans and, second, to Cash Collateralize outstanding Letters of Credit on a pro rata basis, in each case, with no corresponding permanent reduction of the Commitments.

(v) Prepayments of Loans under this Section 2.05 shall be subject to Section 3.05, and, to the extent interest is required to be paid pursuant to Section 2.08(c), shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the (A) Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as applicable, exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as applicable, shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Any reduction of the Letter of Credit Sublimit shall be applied to reduce the L/C Commitments of the L/C Issuers on a pro rata basis among them, unless otherwise agreed by the Borrower and all L/C Issuers.

2.07 Repayment of Loans and Swing Line Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date. The Borrower shall repay to the Swing Line Lender the aggregate principal amount of each Swing Line Loan on the fifth Business Day after such Swing Line Loan is made.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Swing Line Rate.

(b) (i) If any amount of principal of any Loan or Swing Line Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan or Swing Line Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan and Swing Line Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. In the event of any repayment or prepayment of any Loan other than a Base Rate Loan or a Swing Line Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans (for the avoidance of doubt, other than the Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (i) promptly after Borrower receives notice of the amount of such commitment fee for such quarter, but not earlier than the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and (ii) on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, the L/C Issuers or the Swing Line Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender, any L/C Issuer or the Swing Line Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender, any L/C Issuer or the Swing Line Lender, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

(a) All payments to be made by any Loan Party hereunder or under any other Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Loan Party hereunder or under any other Loan Document shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or it will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) the application of Cash Collateral in accordance with this Agreement, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, (with the approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. To achieve the requested increase, the Borrower may ask one or more Lenders to increase their existing Commitments and/or invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no Lender shall be obligated to increase its Commitment pursuant to this Section 2.14.

(b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer (i) certifying and attaching the resolutions approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase (A) the representations and warranties contained in Article V are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 5.06(a) and 5.06(b) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) if necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(c) This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, subject to the penultimate sentence of Section 11.01.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(iii) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (A) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line

Loans that has been reallocated to such non-Defaulting Lender pursuant to Section 2.15(d), (B) pay to the L/C Issuers and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuers’ or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (i) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the aggregate Outstanding Amount of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.15(d) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (i) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (ii) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under this Agreement (without giving effect to Section 2.15(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Replacement of Defaulting Lender. So long as any Lender is a Defaulting Lender, such Defaulting Lender may be replaced in accordance with Section 11.14.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes each L/C Issuer and the Swing Line Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes.

Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable Laws be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. For purposes of this Section 3.01(g), references to a Lender shall include the Administrative Agent.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01(b), or requires the Borrower to make any payments pursuant to Section 3.01(c), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans and, if applicable, Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(b) or Section 3.01(c) in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. If the Borrower requests a Lender to designate a different Lending Office or assign its rights and obligations to another of its offices, branches or affiliates, the Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.

3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If Export Development Corporation as a Lender (“EDC”) determines, acting reasonably, that any applicable law of the United States or any State thereof has made it unlawful, or that any Governmental Authority asserts that it is unlawful, for EDC as a Lender to hold or benefit from a Lien on Real Property pursuant to any law of the United States or any State thereof, EDC may notify the Administrative Agent and may disclaim any benefit of such security interest to the extent of such illegality, but such determination or disclaimer shall not invalidate, render unenforceable or otherwise adversely affect in any manner such Lien for the benefit of any other Lender or other holder of Secured Obligations.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan, and of each Base Rate Loan bearing interest based on the Eurodollar Rate, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 or if the Borrower is required to pay any amount for the account of any Lender or L/C Issuer pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.14.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effectiveness of this Agreement (Execution Date). This Agreement shall be effective upon satisfaction (or waiver in accordance with Section 11.01) of the conditions precedent set forth in this Section 4.01; provided that the obligations of the Lenders to make Credit Extensions hereunder are subject to satisfaction (or waiver in accordance with Section 11.01) of the conditions precedent set forth in Section 4.02 and Section 4.03:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each dated the Execution Date (or, in the case of certificates of governmental officials, a recent date before the Execution Date):

(i) executed counterparts of this Agreement, in the number requested by the Administrative Agent;

(ii) the following, each in form and substance satisfactory to the Administrative Agent: a certificate of the secretary or an assistant secretary of the General Partner on behalf of the Parent Guarantor and the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the General Partner executing the Loan Documents and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership or formation of such party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the limited partnership agreement, limited liability company agreement or other governing document of such party as in effect on the Execution Date, and (C) resolutions duly adopted by the board of directors (or other governing body) of such party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(iii) a certificate of a Responsible Officer of the General Partner on behalf of the Parent Guarantor and the Borrower stating that all governmental and regulatory approvals necessary in connection with execution and delivery of this Agreement by the Parent Guarantor and the Borrower shall have been obtained and be in full force and effect or stating that no such approvals are required; and

(iv) certificates evidencing existence and good standing of each Loan Party, issued by the applicable Governmental Authority of the state where each is organized.

(b) The Lenders shall have received such documentation and other information as may be required by them in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the information required by the USA PATRIOT Act and information described in Section 11.19.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Execution Date specifying its objection thereto.

The Administrative Agent shall notify the Lenders and the Borrower of the Execution Date, and such notice shall be conclusive and binding.

4.02 Conditions of the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder is subject to the occurrence of the Execution Date and satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer to the extent required to be executed, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(i) a Note executed by the Borrower in favor of each Lender requesting a Note;

(ii) executed counterparts of the Subsidiary Guaranty Agreement;

(iii) executed counterparts of the Security Agreement and such other security agreements, if any, as may be required to be delivered pursuant to Section 6.11, together with

(A) original stock certificates or other certificates evidencing the Equity Interests pledged pursuant thereto, an undated stock power for each such certificate duly executed in blank by the registered owner thereof and, in the case of a pledge of Equity Interests issued by a Person who is not a party to the Security Agreement, an acknowledgment of pledge executed by such Person;

(B) copies of the Organization Documents of each issuer of Equity Interests being pledged to the extent not previously delivered pursuant to Section 4.01;

(C) each original promissory note, if any, pledged pursuant to the Security Agreements together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof;

(D) financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions in which the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreements, covering the Collateral, provided however that no mortgages or fixture filings shall be required to be filed in county recording offices;

(E) such UCC-3 termination statements as may be required in order to release Liens on the Collateral, if any, other than Liens permitted by this Agreement;

(F) such lien searches as the Administrative Agent shall reasonably request; and

(G) evidence of the completion of such other actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created thereby;

(iv) a favorable opinion of (i) Latham & Watkins, LLP, counsel to the Loan Parties, covering such matters concerning the Loan Parties, the Loan Documents and the Collateral as the Arrangers may reasonably request, (ii) Colorado counsel to the Loan Parties, covering such matters concerning any Loan Party organized in Colorado as the Arrangers may reasonably request and (iii) Utah and Wyoming counsel to the Loan Parties, covering the transmitting utility financing statements to be filed in each such state, in the case of each opinion, in form and substance reasonably satisfactory to the Arrangers;

(v) financial projections of the Borrower and the Acquired Businesses through December 31, 2015, prepared on a basis consistent with the financial projections of the Borrower and the Acquired Businesses delivered to the Arrangers prior to the Closing Date; and

(vi) certificates of insurance evidencing the insurance required to be maintained pursuant to this Agreement, naming the Administrative Agent, on behalf of the Secured Parties as an additional insured or loss payee, as the case may be, delivered together with a certificate of a

Responsible Officer of the General Partner on behalf of the Parent Guarantor and the Borrower (which may be combined with the certificate delivered pursuant to Section 4.02(b)(iii)) certifying that all insurance required to be maintained pursuant to this Agreement has been obtained and is in effect.

(b) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer to the extent required to be executed, each dated the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i) a certificate of a secretary or assistant secretary of the General Partner on behalf of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of the General Partner executing the Loan Documents and certifying that attached thereto is a true, correct and complete copy of each of the following, or certifying that such documents were delivered on the Execution Date and certifying that since such date there have been no changes thereto: (A) the articles or certificate of limited partnership or formation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the limited partnership agreement, limited liability company agreement or other governing document of such Loan Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the General Partner authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party; and

(ii) certificates evidencing valid existence and good standing of each Loan Party, issued by the applicable governmental authority of the state where each is organized;

(iii) a certificate, dated the Closing Date and signed by a Responsible Officer of the General Partner on behalf of the Parent Guarantor and the Borrower certifying

(A) that each of the Borrower and the Parent Guarantor (on a Consolidated basis together with its Consolidated Subsidiaries) is Solvent on such date after giving effect to the Transactions;

(B) that, both before and immediately after giving effect to the Transactions, no Default exists on such date;

(C) that, both before and immediately after giving effect to the Transactions and the incurrence of Indebtedness on such date, if any, the representations and warranties contained in Article V are true and correct on and as of such date;

(D) that a true and correct copy of each Material Agreement either (i) has been filed with the SEC by the Parent Guarantor as exhibits to its Registration Statement as in effect on the date of the IPO (with certain terms thereof having been redacted as permitted by applicable SEC regulations) or (ii) is attached to such certificate; and

(E) as to the matters set forth in paragraphs (e) through (i) of this Section 4.02, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Parent Guarantor shall have delivered the Initial Financial Statements to the Administrative Agent, which delivery may be accomplished by the filing of the Registration Statement containing such financial statements.

(d) The Joint Bookrunners shall be reasonably satisfied with the material terms of the agreements (other than the Underwriting Agreement) filed by the Parent Guarantor with the SEC as exhibits to its Registration Statement as in effect on the date of the IPO (it being understood and agreed that the material terms of any such documents described in detail in the Registration Statement as so described or otherwise provided to the Lenders and the Arrangers prior to the Execution Date shall be deemed to be reasonably satisfactory).

(e) The Contribution and the IPO shall have been, or contemporaneously with the satisfaction (or waiver in accordance with Section 11.01) of the other conditions precedent set forth in this Section 4.02 are being, consummated in all material respects as described in the Registration Statement in compliance in all material respects with applicable law and regulatory approvals.

(f) All partnership and company, governmental and applicable material third-party consents and approvals necessary in connection with the Transactions shall have been obtained.

(g) There shall not have occurred since December 31, 2012 any event or condition that has had or would reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, assets (including the assets or business to be contributed to the Borrower and its Subsidiaries pursuant to the Contribution and IPO), financial condition, or operations of the Borrower and its Subsidiaries, taken as a whole.

(h) Except as disclosed in the Registration Statement, there is no litigation, arbitration or governmental investigation, proceeding or inquiry as to which there is a reasonable possibility of an adverse determination which (i) would reasonably be expected to have a Material Adverse Effect or (ii) which seeks to prevent, enjoin or delay the Contribution or IPO or the making of the initial Credit Extensions.

(i) The Credit Agreement dated as of August 25, 2011 among QRI, Wells Fargo Bank, as administrative agent, and the lenders and letter of credit issuers parties thereto and the Term Loan Agreement dated as of April 18, 2012 among QRI, Wells Fargo Bank, as administrative agent, and the lenders parties thereto, shall have been amended, or are being amended effective on the Closing Date, to the extent necessary to permit the Contribution and IPO.

(j) To the extent not previously delivered, the Lenders shall have received such documentation and other information as may be required by them in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the information required by the USA PATRIOT Act including information required by the Act and information described in Section 11.19.

(k) The Administrative Agent and the Arrangers shall have received all fees and expenses that are due and payable by the Borrower on or before the Closing Date, including fees payable to the Lenders, and including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs of one firm as counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.01) at or prior to 5 p.m., New York City time, on the ninetieth (90th) day after the Execution Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

4.03 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only the conversion of Loans from one Type to another or the continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower, the Parent Guarantor and the other Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished by the Borrower to the Administrative Agent or the Lenders under or in connection with this Agreement, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03(a) the representations and warranties contained in Section 5.06(b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. Each Loan Party and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Loan Party and each of its Material Subsidiaries is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.03 Authorization. Each Loan Party has duly taken all necessary corporate action to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder.

5.04 No Conflicts or Consents. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the performance of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organization Documents of any Loan Party, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Loan Party, (b) result in the acceleration of any material Indebtedness owed by any Loan Party, or (c) result in or require the creation of any Lien upon any assets or properties of any Loan Party, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents and, with respect to the Contribution, except as described in the Registration Statement, no material consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Loan Party of any Loan Document to which it is a party or to consummate any transactions contemplated by the Loan Documents.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Loan Party that is a party thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.06 Financial Statements.

(a) The Initial Financial Statements (i) fairly present, in all material respects, the financial position of the Acquired Businesses at the respective dates thereof and the results of operations and consolidated cash flows of the Acquired Businesses for the respective periods thereof, and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Parent Guarantor and its Subsidiaries as of the dates thereof that are required to be disclosed under GAAP. The Initial Financial Statements were prepared in accordance with GAAP.

(b) Beginning with the initial delivery of the financial information required under Section 6.01(a) and Section 6.01(b), the financial information delivered by the Parent Guarantor pursuant to such Sections (i) was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly presents, in all material respects, the Parent Guarantor’s Consolidated financial condition as of the date thereof and the results of operations for the period covered thereby, subject, in the case of interim statements, to the absence of footnotes and to normal year-end adjustments.

(c) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

5.07 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Loan Party to the Administrative Agent or to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact known to any Loan Party (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties) necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made, provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results). There is no fact known to any Loan Party (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties) that has not been disclosed by the Loan Parties to each Lender in writing which would reasonably be expected to have a Material Adverse Effect.

5.08 Litigation. Except as disclosed in the Registration Statement, there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of the Borrower threatened, against any one or more Loan Parties or Subsidiaries before any Governmental Authority which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Loan Party or any Subsidiary which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.09 Labor Disputes and Acts of God. Except as disclosed on Schedule 5.09, neither the business nor the properties of any Loan Party or any Material Subsidiary has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate has fulfilled its obligations under the Pension Funding Rules with respect to each Pension Plan, except to the extent that such noncompliance would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party and no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under the Pension Funding Rules in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

5.11 Environmental and Other Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

5.12 Borrower’s Subsidiaries; Equity Investments. As of the Execution Date and as of the Closing Date, neither the Parent Guarantor nor the Borrower has (a) any Subsidiaries other than those disclosed on Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by the Loan Party indicated on Schedule 5.12, or (b) any equity investment in any other entity other than those disclosed on Schedule 5.12.

5.13 Title to Properties; Licenses. Each Loan Party and Material Subsidiary has good title to, or valid leasehold interests in, its properties and assets material to its business, except for any failure, defect or other matter that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect. The property of each Loan Party and Material Subsidiary material to the conduct of its business is free and clear of all Liens other than Permitted Liens. Each Loan Party and Material Subsidiary possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are reasonably necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Loan Party or Material Subsidiary is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.14 Government Regulation.

(a) No Loan Party or Subsidiary is engaged, or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or Letter of Credit will be used for purchasing or carrying margin stock or for any purpose which violates the provision of Regulation T, U or X of the FRB.

(b) No Loan Party or Subsidiary is subject to regulation under any Law which regulates the incurring by such Person of Indebtedness. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or regulated by, The Investment Company Act of 1940.

5.15 Solvency. The Borrower and its Subsidiaries on a Consolidated basis, and the Parent Guarantor and its Subsidiaries on a Consolidated basis, are Solvent.

5.16 Compliance with Laws and Material Agreements. Each Loan Party and Restricted Subsidiary is in compliance with (a) all Laws applicable to it or its property or assets and (b) all Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.17 Taxes. Each Loan Party and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, are disclosed on the financial statements of the Parent Guarantor and, if required by GAAP, for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.18 OFAC. No Loan Party or any Subsidiary (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person or (iv) has more than 10% of its assets in Sanctioned Countries. No part of the proceeds of any Loan or drawings under any Letter of Credit will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.19 Insurance. Schedule 5.19 sets forth an accurate description of all insurance maintained by the Loan Parties and Restricted Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Loan Parties and Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

5.20 Collateral Documents. Each Collateral Document creates in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, each Loan Party’s right, title and interest in and to the Collateral therein described, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws, such Collateral Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it in such Collateral, in each case with no other Liens except for Liens that are permitted pursuant to this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuer):

6.01 Books, Financial Statements and Reports. The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full and correct entries in conformity with GAAP consistently applied shall be made of financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Parent Guarantor will furnish the following statements and reports to the Administrative Agent (which shall make such information available to the Lenders in accordance with its customary practices) and at the Parent Guarantor’s expense:

(a) Within five (5) Business Days after the date required to be delivered to the SEC, but no later than ninety-five (95) days after the end of each fiscal year, complete consolidated financial statements of the Parent Guarantor together with all notes thereto, which shall be prepared in reasonable detail in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an unqualified opinion based on an audit using generally accepted auditing standards, by an independent certified public accountant of nationally recognized standing, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings, of cash flows, and of changes in shareholders’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year. On the date of delivery of such financial statements to Administrative Agent, the Parent Guarantor will furnish to Administrative Agent a Compliance Certificate signed by a Responsible Officer of the Parent Guarantor and the Borrower, stating that such financial statements fairly present, in all material respects, the financial condition of the Parent Guarantor, stating that such Person has reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the Financial Covenants, containing the information required by Section 6.01(d) and further stating that there is no condition or event at the end of such fiscal year or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(b) Within five (5) Business Days after the date required to be delivered to the SEC, but no later than fifty (50) days after the end of each of the first three fiscal quarters of the Parent Guarantor, starting with the fiscal quarter ending September 30, 2013, the Parent Guarantor’s consolidated balance sheet and income statement as of the end of such fiscal quarter and a consolidated statement of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, the Parent Guarantor will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Parent Guarantor and the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed the Loan Documents, containing the calculations required to be made to show compliance or noncompliance with the provisions of the Financial Covenants, containing the information required by Section 6.01(d) and further stating that there is no condition or event at the end of such fiscal quarter or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, the Parent Guarantor shall provide copies of all registration statements, periodic reports and other statements and schedules filed by the Parent Guarantor with any securities exchange, the SEC or any similar Governmental Authority.

(d) Each Compliance Certificate shall contain

(i) with respect to any financial statements relating to a period during which any Specified Non-Wholly Owned Subsidiary or any Unrestricted Subsidiary is a Consolidated Subsidiary of the Parent Guarantor, a reasonably detailed reconciliation of each of the components reflected in the calculations of compliance with Financial Covenants to the corresponding amounts set forth in such financial statements;

(ii) a statement by a Responsible Officer certifying that the Schedules attached to the Security Agreements are accurate and complete in all material respects, and attaching any changes thereto that may be needed to make them accurate and complete in all material respects; and

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of (i) the date on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at the website address listed on Schedule 11.02 or at http://www.sec.gov or (ii) the date on which such documents are posted on the Parent Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Guarantor shall deliver electronic or paper copies of such documents to the Administrative Agent if requested and (ii) the Parent Guarantor shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent Guarantor shall be required to provide electronic copies of the Compliance Certificates required by Sections 6.01(a) and (b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Guarantor with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower or other Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt Domain, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Guarantor or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);

(y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02 Other Information and Financial Records; Inspections. Each Loan Party agrees to (a) keep proper books of record and accounts as may be required or necessary to permit the preparation of financial statements in accordance with GAAP; (b) furnish to each Lender any information which Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the businesses and operations of any Loan Party and its Subsidiaries; and (c) permit, and cause its Restricted Subsidiaries to permit, representatives appointed by Administrative Agent or any Lender (including independent accountants, auditors, agents, attorneys, appraisers and any other representatives), upon reasonable prior notice, to visit and inspect during normal business hours any of the properties, to examine its books of account and other books and records, to make copies thereof, to write down and record any information such representatives obtain, and to discuss its affairs, finance and accounts with its officers, employees and independent accountants. In the absence of an Event of Default, and notwithstanding anything to the contrary in Section 11.04, the Borrower shall not be required to pay for more than one such visit in any year.

6.03 Notice of Material Events; Notice of Changes in Certain Information Pertaining to the Collateral. The Borrower will promptly notify the Administrative Agent in writing (and Administrative Agent shall make such information available to the Lenders in accordance with its customary practices), stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event (including, without limitation, (i) any default by a Loan Party or any Material Subsidiary under a Contractual Obligation, (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority affecting a Loan Party or any Material Subsidiary, or (iii) the occurrence of any ERISA Event) which has had or would reasonably be expected to have a Material Adverse Effect;

(b) the occurrence of any Event of Default; and

(c) any change in any Loan Party’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) form of entity, or (iv) Federal Taxpayer Identification Number. The Borrower agrees to make all filings under the Uniform Commercial Code or otherwise that are reasonably requested by the Administrative Agent in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the same extent as before such change.

Each notice delivered under Section 6.03(a) shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.04 Maintenance of Properties. Each Loan Party will, and will cause its Material Subsidiaries to, keep and maintain all property material to the conduct of its business in good, working condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Existence and Qualifications. Each Loan Party will maintain its legal existence and good standing under the laws of its state of organization. Each Loan Party (a) will cause its Material Subsidiaries to maintain their existence and good standing under the laws of the state of their organization, (b) will take, and will cause each of its Material Subsidiaries to take, all reasonable steps to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of clauses (a) and (b), any failure to maintain, preserve or qualify that would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 7.07 or (ii) a termination of such existence, good standing, rights, licenses, permits, privileges and franchises of any Material Subsidiary if the Borrower determines in good faith that such termination is in the best interest of the Borrower and would not reasonably be expected to have a Material Adverse Effect.

6.06 Payment of Obligations. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.07 Insurance. Each Loan Party will, and will cause each of its Restricted Subsidiaries to,

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks, including property and casualty insurance and comprehensive general liability insurance, in each case as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations;

(b) (i) Cause such property insurance covering Collateral to name the Administrative Agent as loss payee; (ii) use commercially reasonable efforts to cause the policy or policies evidencing such insurance to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent; and (iii) use commercially reasonable efforts to provide that such policy or policies shall not be canceled or not renewed (A) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or (B) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent;

(c) Cause such comprehensive general liability insurance to name the Administrative Agent as an additional insured;

(d) To the extent Collateral under a mortgage consists of buildings or mobile homes located on Real Property covered by such mortgage, provide the Administrative Agent with a standard flood hazard determination form for such property and if any such property is located in an area designated a

“flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount as the Administrative Agent may from time to time reasonably require to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973; and

(e) Upon request by the Administrative Agent, deliver a certificate or certificates of insurance evidencing insurance required to be maintained pursuant to this Section 6.07.

6.08 Compliance with Law.

(a) Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except in such circumstances in which (a) a requirement of Law or the necessity to comply therewith is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith would not be reasonably expected to have a Material Adverse Effect.

(b) Without limiting the obligations of the Loan Parties under Section 6.08(a), each Loan Party will, and will cause its Restricted Subsidiaries to, comply with all Environmental Laws applicable to its or their business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup as required pursuant to Environmental Laws, except, in each case with respect to this Section 6.08(b), to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.09 Use of Proceeds. The Borrower will use the proceeds of the Credit Extensions for working capital, capital expenditures, Acquisitions and other general corporate purposes, including distributions, not in contravention of any Law or of any Loan Document. No part of the proceeds of the Credit Extensions will be used, whether directly or indirectly, for any purpose that violates any of Regulations T, U or X.

6.10 Subordination of Intercompany Indebtedness. All Indebtedness of any Loan Party permitted by Section 7.01(f) shall be subject to subordination provisions in form and substance reasonably satisfactory to Administrative Agent.

6.11 Additional Material Subsidiaries; Collateral. Each Loan Party agrees to, and will cause its Material Subsidiaries to:

(a) Collateral. Cause (x) all present and future Equity Interests now or hereafter owned by the Parent Guarantor, the Borrower and each present and future Material Subsidiary and (y) all other material tangible and intangible property, other than Excluded Property, now or hereafter owned by the Parent, the Borrower and each present and future respective Material Subsidiary, to be subject at all times to perfected First Priority Liens in favor of the Administrative Agent to secure the Secured Obligations pursuant to the terms and conditions of Collateral Documents, provided, however, that the foregoing requirements in this paragraph shall not apply to any Specified Non-Wholly Owned Subsidiary unless and until it is a Wholly Owned Subsidiary, and provided further that

(i) No mortgages or fixture filings in county records will be required to be executed or recorded on or with respect to pipelines, Pipeline Real Property or other owned or leased Real Property except as provided in Section 6.11(c) with respect to Material Real Property as therein described, provided that transmitting utility Uniform Commercial Code financing statements may be filed in state central filing offices;

(ii) Control agreements will not be required with respect to deposit accounts, securities accounts and commodities accounts;

(iii) A Lien on Equity Interests evidencing ownership of a Joint Venture will not be required for so long as and to the extent that the Joint Venture Organization Documents prohibit such pledge, and a Lien on Equity Interests evidencing ownership of an Unrestricted Subsidiary will not be required if and for so long as (i) such Unrestricted Subsidiary is not a Wholly Owned Subsidiary and the Organization Documents of such Unrestricted Subsidiary prohibit such pledge or (ii) such Equity Interests are required to be pledged to secure debt of such Unrestricted Subsidiary (or its parent company that is an Unrestricted Subsidiary) and the terms of such other pledge prohibit a lien to secure the Secured Obligations;

(iv) with respect to owned vehicles, rail cars and similar collateral for which perfection of Liens would require taking possession of, or noting Liens on, a certificate of title, Liens on such assets need not be perfected;

(v) Liens on assets will not be required, and/or perfection of Liens will not be required, in circumstances where the Administrative Agent and the Borrower agree that the cost of obtaining (or perfecting, as applicable) a Lien on such assets is materially disproportionate in relation to the benefit to the Secured Parties afforded thereby.

(b) Additional Material Subsidiaries. Notify the Administrative Agent if any of the following occurs (each, a “New Material Subsidiary Event”) (i) any entity (other than Rendezvous Gas or an Affiliate Non-Wholly Owned Subsidiary) becomes a Material Subsidiary, (ii) any Material Subsidiary (other than Rendezvous Gas or an Affiliate Non-Wholly Owned Subsidiary) is created or acquired or otherwise becomes owned directly or indirectly by the Parent Guarantor or (iii) Rendezvous Gas becomes, or any Affiliate Non-Wholly Owned Subsidiary becomes, a Wholly Owned Subsidiary. Promptly (and in any event within thirty (30) days (or such greater number of days as may be agreed by the Administrative Agent)) after such New Material Subsidiary Event, cause such Material Subsidiary (in the case of clause (i) or (ii)), or cause Rendezvous Gas or such Affiliate Non-Wholly Owned Subsidiary if it is a Material Subsidiary at such time (in the case of clause (iii)), to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien on assets and property owned by such Subsidiary in accordance with Section 6.11(a) by delivering to the Administrative Agent a duly executed supplement to each Security Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each such Security Agreement, (iii) deliver to the Administrative Agent such documents, certificates and opinion of counsel, each of the type referred to in Section 4.02(b)(i) and (ii), as may be reasonably requested by the Administrative Agent, (iv) to the extent not previously delivered, deliver to the Administrative Agent such original stock or other certificates and stock or other transfer powers evidencing the Equity Interests issued by such Material Subsidiary and evidencing Equity Interests owned by such Material Subsidiary, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Material Subsidiary, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection with the foregoing, in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Material Real Property. To the extent that any Material Real Property is acquired (which may be by completion of construction), in any transaction or series of related transactions, by a Loan Party or a Material Subsidiary during any fiscal quarter of the Parent Guarantor, within thirty (30) days (or such longer period of time agreed by the Administrative Agent) after a Compliance Certificate is required to be delivered for such quarter under Section 6.01(a) or (b), deliver (i) a mortgage or deed of trust, (ii) any existing environmental reports, (iii) insurance certificates or certificates of the type referred to in Section 4.02(b)(i) to the extent requested by the Administrative Agent, and (iv) other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a First Priority Lien on such Material Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, in each case in form and substance reasonably acceptable to the Administrative Agent. As used herein, “Material Real Property” means any processing plant, terminal, and any other Real Property (other than Pipeline Real Property) owned in fee by any Loan Party or a Restricted Subsidiary, or group of related tracts of Real Property (other than Pipeline Real Property), acquired (whether acquired in a single transaction or in a series of transactions) or owned by a Loan Party or any Restricted Subsidiary having a fair market value (including the fair market value of improvements owned by any Loan Party or Restricted Subsidiary and located thereon) on such date of determination equal to $25.0 million or more.

6.12 Further Assurances. Execute any and all further documents, agreements and instruments, deliver any financing statements and take such further action (including filing financing statements) that may be required under applicable law, or that the Administrative Agent or the Required Lenders (acting through the Administrative Agent) may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, and in order to grant, preserve, protect and perfect the security interests required to be created pursuant to the terms of this Agreement.

6.13 Keepwell Requirements. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuer). Each Qualified ECP Guarantor intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VII.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuer):

7.01 Indebtedness. Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to, in any manner owe or be liable for Indebtedness except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness (including capital lease obligations) of any one or more of the Loan Parties or Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this Section 7.01(b), when added to the aggregate outstanding principal amount of Indebtedness permitted by Section 7.01(c) and the Remaining Present Value of all existing leases permitted by Section 7.03, shall not at any time exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Parent Guarantor;

(c) Indebtedness of any one or more of the Loan Parties or Restricted Subsidiaries assumed in connection with any Acquisition after the Closing Date and Indebtedness of a Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Acquisition and any Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that such Indebtedness exists prior to such Acquisition and is not created in contemplation thereof, and provided further that the aggregate principal amount of Indebtedness permitted by this clause (c), when added to the aggregate principal amount of Indebtedness permitted by Section 7.01(b) and the Remaining Present Value of all existing leases permitted by Section 7.03 shall not at any time exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Parent Guarantor;

(d) the Guarantee by any one or more of the Loan Parties or Restricted Subsidiaries of Indebtedness of any one or more of the other Loan Parties or Restricted Subsidiaries if such Indebtedness of such other Loan Parties or Restricted Subsidiaries was permitted to be incurred by another provision of this Section 7.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(e) unsecured Indebtedness of one or both of the Parent Guarantor and a Finance Subsidiary and unsecured Indebtedness of the Borrower, provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, no Default exists, (B) such Indebtedness does not mature or require any scheduled repayment, defeasance or redemption (or sinking fund therefor) of any principal amount thereof sooner than six (6) months after the Maturity Date, (C) the indenture or other agreement governing such Indebtedness does not contain (1) financial maintenance covenants that are more restrictive than as set forth in this Agreement, or (2) any other covenants or events of default that, taken as a whole, are more restrictive than those set forth in this Agreement, or (3) any mandatory prepayment or redemption provisions or other prepayments required as a result of a “change of control” or similar event or as a result of an asset sale, (D) such Indebtedness is not guaranteed by any Subsidiary, other than a Subsidiary Guarantor, (E) immediately before and after giving incurring such Indebtedness, the Parent Guarantor demonstrates Pro Forma Compliance with the Financial Covenants, and (F) at the time of incurrence of such Indebtedness, a Responsible Officer certifies to the Administrative Agent as to compliance with this Section 7.01(e);

(f) Indebtedness owed to any Loan Party provided that (i) any such Indebtedness shall be unsecured, (ii) any promissory note evidencing such Indebtedness shall be delivered to the Administrative Agent pursuant to the Security Agreements, and (iii) such Indebtedness shall be subordinated to the Obligations pursuant to subordination terms reasonably satisfactory to the Administrative Agent;

(g) Indebtedness under Swap Contracts permitted under Section 7.12;

(h) Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(i) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business; and

(j) other Indebtedness of any one or more of the Loan Parties and Restricted Subsidiaries not described in subsections (a) through (i) above; provided that the aggregate outstanding principal balance of Indebtedness permitted for all Loan Parties and Restricted Subsidiaries under this subsection (j), when added to the aggregate outstanding principal balance of all outstanding Indebtedness of all Loan Parties and Restricted Subsidiaries secured by Liens permitted by clause (o) of the definition of “Permitted Liens” (without duplication), shall not at any time exceed an amount equal to the greater of $20,000,000 and 3% of Consolidated Net Tangible Assets of the Parent Guarantor.

7.02 Limitation on Liens. Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to (a) create, assume or permit to exist any Lien upon any of the properties or assets which a Loan Party or such Restricted Subsidiary now owns or hereafter acquires other than Permitted Liens (subject to Section 7.15 in the case of Pipeline Real Property); or (b) allow the filing or continued existence of any financing statement describing as collateral any of its or their respective assets or property, other than financing statements which describe only collateral subject to a Lien permitted under this Section and which name as secured party or lessor only the holder of such Lien.

7.03 Sale Lease-back Transactions. Each Loan Party agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any arrangement pursuant to which it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) such transaction is entered into by a Loan Party or a Restricted Subsidiary and (b) after giving effect to such sale or transfer and the execution and delivery of such lease, the Remaining Present Value of such lease and all other existing leases previously entered into as permitted by this Section 7.03, together with the outstanding principal amount of Indebtedness permitted pursuant to Sections 7.01(b) and 7.01(c), shall not exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Parent Guarantor.

7.04 Line of Businesses. Each Loan Party agrees that it will not, and will not permit any Restricted Subsidiaries to, engage directly or indirectly in any material line of business other than the midstream oil and gas business, and any business substantially related or incidental thereto, in the United States.

7.05 Investments.

(a) Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to, make, purchase, acquire or hold any Investments except:

(i) Investments existing on the Closing Date in Restricted Subsidiaries, Unrestricted Subsidiaries and in Joint Ventures, in each case, as described in Schedule 7.05;

(ii) Investments made after the Closing Date in Equity Interests in Wholly Owned Restricted Subsidiaries and in Rendezvous Gas;

(iii) Permitted Investments;

(iv) Investments constituting loans or advances permitted by Section 7.01(f);

(v) Guarantees constituting Indebtedness permitted by Section 7.01;

(vi) Investments in Swap Contracts permitted by Section 7.12;

(vii) (A) Permitted Acquisitions and (B) Permitted Affiliate Acquisitions;

(viii) Investments consisting of (A) extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, (B) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in order to prevent or limit loss, and (C) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(ix) Investments made after the Closing Date in (A) Unrestricted Subsidiaries, (B) Non-Wholly Owned Subsidiaries and (C) Joint Ventures, provided that the aggregate outstanding amount of all Investments permitted for all Loan Parties and Restricted Subsidiaries pursuant to this clause (a)(ix) shall not at any time exceed in the aggregate an amount equal to the greater of $50,000,000 and 7.5% of Consolidated Net Tangible Assets of the Parent Guarantor; and

(x) other Investments not permitted by the foregoing clauses in this Section 7.05, provided that the aggregate outstanding amount of all Investments permitted for all Loan Parties and Restricted Subsidiaries pursuant to this clause (a)(x) shall not at any time exceed in the aggregate an amount equal to the greater of $30,000,000 and 4.0% of Consolidated Net Tangible Assets of the Parent Guarantor.

(b) The Parent Guarantor shall not at any time directly own Equity Interests in any Person other than the Borrower and any Finance Subsidiaries.

7.06 Material Subsidiaries and Immaterial Subsidiaries; Unrestricted Subsidiaries.

(a) Restricted Subsidiaries. Each Subsidiary shall be a Restricted Subsidiary unless it is designated by the Borrower as an Unrestricted Subsidiary pursuant to, and meets the requirements set forth in, this Section 7.06.

(b) Material Subsidiaries; Immaterial Subsidiaries.

(i) Each Subsidiary shall be a Material Subsidiary unless it is designated by the Borrower pursuant to this Section 7.06(b) as an Immaterial Subsidiary. The Borrower may designate a Subsidiary as an Immaterial Subsidiary by written notice to the Administrative Agent, subject to compliance with the requirements set forth in the definition of “Immaterial Subsidiary”.

(ii) If at any time any Subsidiary designated as an Immaterial Subsidiary fails to meet any of the requirements applicable to Immaterial Subsidiaries set forth in the definition thereof or set forth in this Section 7.06(b), it will thereafter cease to be an Immaterial Subsidiary.

(iii) The Borrower will not permit the aggregate Consolidated Total Assets of all Immaterial Subsidiaries, or the aggregate Consolidated EBITDA of all Immaterial Subsidiaries, to exceed at any time the limits set forth in the definition of “Immaterial Subsidiary”.

(c) Unrestricted Subsidiaries.

(i) The Borrower may designate any Immaterial Subsidiary as an Unrestricted Subsidiary after the Closing Date by delivering to the Administrative Agent a certificate of a Responsible Officer of the Parent Guarantor or of the Borrower, certifying that such designation complies with the conditions set forth in this Section 7.06(c). No Material Subsidiary may be designated as an Unrestricted Subsidiary, and at no time may any Material Subsidiary be an Unrestricted Subsidiary.

(ii) The Borrower may designate any Immaterial Subsidiary as an Unrestricted Subsidiary if immediately before and after such designation, no Default shall have occurred and be continuing.

(iii) The designation of an Immaterial Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in the Unrestricted Subsidiary on the date of designation in an amount equal to the fair market value of the Parent Guarantor’s outstanding investment therein.

(iv) If at any time any Unrestricted Subsidiary becomes a Material Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary and will be a Restricted Subsidiary. Any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and the Parent Guarantor and Borrower will, and will cause such Subsidiary to, deliver the agreements, documents and other items required by Section 6.11.

(d) No Loan Party or any Restricted Subsidiary may guaranty or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary.

(e) No Unrestricted Subsidiary may, directly or indirectly, make any Investment in any Loan Party or any Restricted Subsidiary

7.07 Mergers, Consolidations and Sales of All or Substantially All Assets. Each Loan Party agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except for transactions permitted by Section 7.11 and except that if at the time thereof and immediately after giving effect hereto no Event of Default shall have occurred and be continuing then any Restricted Subsidiary may merge with (i) the Borrower in a transaction in which the Borrower is the surviving Person, or (ii) the Parent Guarantor in a transaction in which the Parent Guarantor is the surviving Person, (iii) any other Restricted Subsidiary or (iv) any other Person in connection with a Permitted Acquisition or a Permitted Affiliate Acquisition if the surviving Person is a Restricted Subsidiary; provided that (x) if a Loan Party is a party to such merger or consolidation then a Loan Party must be the surviving Person and (y) unless such merger or consolidation is permitted pursuant to Section 7.11, if a Wholly Owned Restricted Subsidiary is a party to such merger then a Wholly Owned Restricted Subsidiary must be the surviving Person.

7.08 Transactions with Affiliates. Each Loan Party agrees that it will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on fair and reasonable terms, (b) transactions between or among two or more of the Loan Parties and the Wholly Owned Restricted Subsidiaries not involving any other Affiliate, (c) investments in Unrestricted Subsidiaries permitted pursuant to Section 7.05(a)(ix) or (x), (d) the Contribution and the IPO, (e) transactions entered into with QRI and its Subsidiaries on terms and conditions, taken as a whole, that are fair and reasonable to the Loan Parties and Restricted Subsidiaries, taking into account the totality of the relationship between the Loan Parties and Restricted Subsidiaries, on the one hand, and QRI and its Subsidiaries, on the other, (f) transactions approved by the Conflicts Committee of the board of directors or equivalent governing body of the Parent Guarantor (or the equivalent successor body to such Conflicts Committee) and (g) any Restricted Payment permitted by Section 7.14.

7.09 Restrictive Agreements. Each Loan Party agrees that it will not, and will not permit any Material Subsidiary to, enter into any Contractual Obligation (other than this Agreement and other Loan Documents) that limits the ability of any Restricted Subsidiary (i) to make Restricted Payments to the Parent Guarantor, the Borrower or any Restricted Subsidiary, as applicable, (ii) to otherwise transfer property to the Parent Guarantor, the Borrower or any Restricted Subsidiary, or (iii) to Guarantee the Obligations, provided, however, that:

(a) clause (ii) of this Section 7.09 shall not prohibit restrictions or conditions imposed by an agreement related to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness;

(b) this Section 7.09 shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(c) clause (ii) of this Section 7.09 shall not prohibit customary provisions in leases and other contracts restricting the assignment or transfer thereof;

(d) clause (ii) of this Section 7.09 shall not prohibit customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures restricting the ability to pledge or otherwise transfer Equity Interests in such Joint Ventures; and

(e) this Section 7.09 shall not apply to prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument relating to any Indebtedness of any Restricted Subsidiary (and any Permitted Refinancing Indebtedness thereof) at the time such Restricted Subsidiary was merged or consolidated with or into, or acquired by, a Loan Party or a Restricted Subsidiary or became a Restricted Subsidiary and not created in contemplation thereof.

7.10 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

7.11 Dispositions of Property. Each Loan Party agrees that it will not, and will not permit any Restricted Subsidiary to, make any Disposition except:

(a) (i) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value and (ii) inventory which is sold in the ordinary course of business;

(b) Dispositions of property to a Loan Party or to a Wholly Owned Restricted Subsidiary;

(c) Investments permitted pursuant to Section 7.05;

(d) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(e) Dispositions in the form of licenses, sublicenses, leases or subleases granted to others which do not interfere in any material respect with the business of the Loan Parties and their Subsidiaries;

(f) Dispositions of cash equivalents and Permitted Investments for fair market value;

(g) Dispositions resulting from Casualty Events, provided that the Net Cash Proceeds of such Dispositions are applied in accordance with the requirements of Section 2.05(b) to the extent required by such Section;

(h) Dispositions of assets acquired in a Permitted Acquisition to the extent determined by a Responsible Officer of the Parent Guarantor to be non-core, immaterial, or ancillary to the Borrower’s and its Restricted Subsidiaries’ midstream oil and gas business, provided that the Net Cash Proceeds of such Dispositions are applied in accordance with the requirements of Section 2.05(b) to the extent required by such Section; and

(i) any Disposition not otherwise permitted under this Section 7.11, provided that (i) at the time of such Disposition no Default exists or would result from such Disposition, (ii) the Net Cash Proceeds of such Disposition are applied in accordance with the requirements of Section 2.05(b) to the extent required by such Section, (iii) no less than 75% of the consideration received for such Disposition shall be cash, and (iv) the aggregate sales price of all Dispositions made by all Loan Parties and Restricted Subsidiaries pursuant to this clause (i) during any fiscal year of the Parent Guarantor does not exceed ten percent (10%) of Consolidated Net Tangible Assets of the Parent Guarantor as of the last day of the previous fiscal year.

7.12 Swap Contracts. Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Contract, except (i) Swap Contracts entered into to hedge or mitigate risks to which any Loan Party or any Restricted Subsidiary has actual or projected exposure (other than those in respect of Equity Interests of any Loan Party or any of its Subsidiaries), and (ii) other Swap Contracts permitted under the risk management policies approved by the Board of Directors (or equivalent governing body) of the General Partner from time to time and not subjecting any Loan Party or its Restricted Subsidiaries to material speculative risks.

7.13 Financial Covenants.

(a) Interest Coverage Ratio. The Parent Guarantor shall not permit the Consolidated Interest Coverage Ratio to be less than 2.5 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date).

(b) Total Leverage Ratio. Prior to consummation of a Qualified Notes Offering, the Parent Guarantor shall not permit the Consolidated Leverage Ratio to exceed 5.0 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date), provided that if such Quarter-End Date is during an Acquisition Period, the Consolidated Leverage Ratio may not exceed 5.5 to 1.0 as of such Quarter-End Date. From and after consummation of a Qualified Notes Offering, the Parent Guarantor shall not permit the Consolidated Leverage Ratio to exceed 5.50 to 1.0 as of any Quarter-End Date.

(c) Senior Secured Leverage Ratio. From and after consummation of a Qualified Notes Offering, the Parent Guarantor shall not permit the Consolidated Senior Secured Leverage Ratio to exceed 3.5 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date).

7.14 Restricted Payments. The Parent Guarantor will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Payments to the extent of the amount of “Available Cash” as defined in the Parent Guarantor’s Partnership Agreement in accordance with the terms of such Partnership Agreement;

(b) Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Parent Guarantor (other than Disqualified Equity); and

(c) Any purchase, redemption or other acquisition (on a pro rata basis with respect to all of its Equity Interests) of Equity Interests issued by it with the proceeds received from the substantially concurrent issuance (other than to a Subsidiary) by it of new Equity Interests (other than Disqualified Equity);

provided that no Default has occurred and is continuing at the time of such declaration or at the time of such payment or would result therefrom.

7.15 Negative Pledge on Pipeline Real Property. Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on any portion of any Pipeline Real Property, other than Liens permitted by clauses (a), (d), (f), (h), (i) and (j) of the definition of Permitted Liens.

7.16 Modification, Terminations, etc. of Certain Other Indebtedness, Agreements and Organization Documents. Each Loan Party agrees that it will not, and will not permit any Restricted Subsidiary to:

(a) permit any waiver, supplement, modification, amendment, release, cancellation or termination (other than a termination at the end of a term) of any Material Agreement if the effect of such waiver, supplement, modification, amendment, release, cancellation or termination, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(b) permit any supplement, modification or amendment to any Organization Documents of any Loan Party or any Restricted Subsidiary if such supplement, modification or amendment, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Lenders; or

(c) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Unsecured Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Unsecured Indebtedness, except for

(i) payments of regularly scheduled interest accrued thereon;

(ii) so long as no Default is continuing or would result therefrom, prepayments with the proceeds of any Permitted Refinancing Indebtedness in respect thereof; or

(iii) payments in an amount not to exceed the amount of net cash proceeds received by the Parent Guarantor from the issuance, after the Closing Date, of common Equity Interests, provided that each such payment is made within one hundred twenty (120) days of receipt of such proceeds;

provided that, no such prepayments shall be made with the proceeds of Loans.

7.17 Fiscal Year. Each Loan Party agrees that it will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year-end from December 31.

7.18 Certain Covenants Pertaining to Rendezvous Gas. Notwithstanding the provisions of Section 7.01, the Parent Guarantor and the Borrower each agree that they will not permit Rendezvous Gas to incur, assume or permit to exist any Indebtedness for borrowed money; provided that the restrictions in this Section 7.18 shall not apply at any time when Rendezvous Gas is a Wholly Owned Subsidiary.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower fails to pay (i) any amount of principal of any Loan, any L/C Obligation, or any Swing Line Loan when and as required to be paid herein, or (ii) any other amount due and payable hereunder or under any other Loan Document on the third Business Day after the date such amount becomes due;

(b) The Borrower or any other Loan Party fails to duly observe, perform or comply with any term, covenant or agreement contained in Sections 6.02(b), 6.02(c), 6.03(b), Section 6.05 (with respect to maintenance of existence of the Borrower, the Parent Guarantor and QEPM Gathering) or Article VII;

(c) The Borrower or any other Loan Party fails (other than as referred to in subsections (a) or (b) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days;

(d) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or in any document delivered in connection herewith shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(e) This Agreement or any other Loan Document is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 5.05 for any reason other than its release or subordination by Administrative Agent;

(f) (i) Any one or more of the Loan Parties or Restricted Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount;

(g) A Loan Party or any of its Material Subsidiaries or the General Partner:

(i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(iii) there is issued or levied any writ or warrant of attachment or execution or similar process against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) There is entered against any one or more of the Loan Parties or Restricted Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) Either (i) any failure to satisfy the minimum funding requirements of the Pension Funding Rules resulting in a liability in excess of the Threshold Amount exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any ERISA Event occurs with respect to any Pension Plan or any Multiemployer Plan and (A) with respect to a Pension Plan, the then current value of the accumulated benefit obligation of such Pension Plan exceeds the then current value of the assets of such Plan available for the payment of such benefit liabilities by more than the Threshold Amount, or (B) with respect to a Multiemployer Plan, the combined liability to such Multiemployer Plan is expected to be in excess of the Threshold Amount, or (C) in the case of an ERISA Event involving the withdrawal of a substantial employer from a Multiemployer Plan, the withdrawing employer’s proportionate share of such liability exceeds the Threshold Amount;

(j) A Change of Control occurs;

(k) Any material provision of any Loan Document, at any time after execution and delivery thereof, shall for any reason (other than as expressly permitted hereunder or thereunder or the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuer)) cease to be valid and binding on any Loan Party or any such Person shall so state in writing; or

(l) any one or more Collateral Documents after delivery thereof ceases for any reason (other than pursuant to the terms thereof or as permitted hereunder) to create a valid and perfected First Priority Lien (subject to the Liens permitted by Section 7.02) on Collateral purported to be covered thereby having in the aggregate a fair market value equal to or greater than five percent (5%) of Consolidated Net Tangible Assets of the Parent Guarantor.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and Swing Line Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans and Swing Line Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 100% of the then Outstanding Amount thereof);

(d) enforce any and all security interests, Liens and other remedies pursuant to the Collateral Documents; and

(e) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default specified in subsections (g)(i) or (g)(ii) of Section 8.01 with respect to the Borrower or the Parent Guarantor, the obligation of each Lender to make Loans and Swing Line Loans and all obligations of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and Swing Line Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any Lender or any L/C Issuer.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of Secured Obligations and all net proceeds from the enforcement of Secured Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such, the L/C Issuers in their capacity as such and the Swing Line Lender in its capacity as such, ratably among the Administrative Agent, the L/C Issuers and Swing Line Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b) Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers under the Loan Documents (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, Unreimbursed Amounts, L/C Borrowings, Swing Line Loans and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Unreimbursed Amounts, L/C Borrowings and Swing Line Loans, and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause (d) held by them;

(e) Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each Lender and L/C Issuer hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender (including in its capacity as a Hedge Bank or Cash Management Bank, and on behalf of any Affiliate that is now or hereafter a Hedge Bank or Cash Management Bank) and L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall be a United States person within the meaning of 7701(a)(30) of the Code. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer and Swing Line Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, Swing Line Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Swing Line Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Swing Line Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Swing Line Lender and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, L/C Issuer and the Swing Line Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers and the Swing Line Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any L/C Issuer or the Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, any L/C Issuer or the Swing Line Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender, any L/C Issuer or the Swing Line Lender in any such proceeding.

9.09 Other Agents; Arrangers and Managers. None of Arrangers, Joint Bookrunners, or Lenders or other Persons identified on the facing page of this Agreement as a “co-syndication agent,” or “co-documentation agent,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.10 Collateral Matters.

(a) Each Lender and L/C Issuer authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders and other Secured Parties. Each Lender hereby agrees, and each holder of any Loan (or any note evidencing a Loan) by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative

Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien granted to or held by the Administrative Agent upon any Collateral and to release any Guaranty (x) upon the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitments of all Lenders and L/C Issuers, and termination of all Letters of Credit (or Cash Collateralization thereof as acceptable to the applicable L/C Issuer) or (y) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.01),

(ii) to release any Lien on property being sold or otherwise disposed of (to Persons other than the Parent Guarantor, the Borrower or a Subsidiary) upon the sale or other disposition thereof in compliance with Section 7.11, or as otherwise may be expressly provided in the relevant Collateral Documents, and

(iii) release the Guaranty of a Subsidiary upon request made by the Borrower if (x) the Borrower has designated such Subsidiary as an Immaterial Subsidiary in compliance with the terms of this Agreement, such Subsidiary is an Immaterial Subsidiary at the time of such release and no Default exists before or would exist immediately after such release, or (y) all of the Equity Interests in such Subsidiary are being Disposed of in a Disposition permitted by Section 7.11.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral or particular Guaranties pursuant to this Section 9.10. In each case as specified in this Section 9.10(b), the Administrative Agent will, at the Borrower’s expense and upon presentation by the Borrower of a certificate of a Responsible Officer dated the date of the requested release and certifying as to the matters in the foregoing clause (i), (ii) or (iii), as applicable, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release such item of Collateral or such Guaranty, as applicable, in each case in accordance with the terms of this Section 9.10(b).

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to require evidence that or otherwise assure that the Collateral exists or is owned by any Loan Party or any other grantor of a Lien under the Collateral Documents or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

9.11 Secured Hedge Agreements and Secured Cash Management Agreements.

(a) Each Hedge Bank and each Cash Management Bank shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Collateral Documents and to be bound by this Article IX.

(b) No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.02 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

CONTINUING GUARANTY OF THE PARENT GUARANTOR

10.01 Guaranty. The Parent Guarantor hereby unconditionally and irrevocably guarantees, jointly with any other guarantors from time to time and severally, as a primary obligor and not merely as a surety, and as a guaranty of payment and performance and not merely as a guaranty of collection, full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Guaranteed Obligations and the punctual performance of all of the terms of the Loan Documents. “Guaranteed Obligations” means (a) the Obligations, and (b) all other advances to, and debts, liabilities, obligations, covenants and duties of the Borrower or any other Loan Party arising under any Secured Hedge Agreement or under any Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Laws, and shall include interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws.

The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent Guarantor, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Parent Guarantor under this Guaranty, and the Parent Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, other than a defense of payment or performance.

10.02 Rights of Lenders. The Parent Guarantor consents and agrees that the Administrative Agent, the L/C Issuers, the Lenders and any other Secured Party may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers, the Lenders and any other Secured Party in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Parent Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Parent Guarantor.

10.03 Certain Waivers. The Parent Guarantor hereby irrevocably waives to the fullest extent permitted by law (a) any defenses (other than a defense of payment or performance) it may now have or hereafter acquire in any way relating to, any or all of the following: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) without limiting Section 10.02, any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise; (iii) any disability or other defense of the Borrower or any other Loan Party or the cessation from any cause whatsoever of the liability of the Borrower or any other Loan Party; (iv) any claim that the Parent Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (v) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries; or (vi) without limiting Section 10.02, the failure of any other Person to Guarantee the Guaranteed Obligations as required pursuant to Section 6.11 or the release or reduction of liability of any other Guarantor; (b) the benefit of any statute of limitations affecting the Parent Guarantor’s liability hereunder; (c) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of the Administrative Agent, any Lender, any L/C Issuer, the Swing Line Lender or any other Secured Party whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held as security for the Guaranteed Obligations; (e) presentment or protest to, demand of or payment from the Borrower or any other Guarantor of any of the Guaranteed Obligations; (f) notice of acceptance of its guarantee and notice of protest for nonpayment; and (g) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Parent Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent. The obligations of the Parent Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

10.05 Subrogation. The Parent Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Payment In Full. If any amounts are paid to the Parent Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender and any other Secured Party and shall forthwith be paid to the Administrative Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Payment In Full. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender or any other Secured Party exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender or any other Secured Party in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any of the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender or any other Secured Party are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent Guarantor under this Section shall survive termination of this Guaranty.

10.07 Subordination. The Parent Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to the Parent Guarantor, whether now existing or hereafter arising, including any obligation of the Borrower or any other Loan Party to the Parent Guarantor as subrogee of the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender and any other Secured Party or resulting from the Parent Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made). So long as an Event of Default exists, if the Administrative Agent or the Required Lenders so request, any such obligation or indebtedness of the Borrower or any other Loan Party to the Parent Guarantor shall be enforced and performance received by the Parent Guarantor as trustee for the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender and any other Secured Party and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Parent Guarantor under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed in connection with any case commenced by or against the Parent Guarantor or any other Loan Party under any Debtor Relief Law or otherwise, all such amounts shall nonetheless be payable by the Parent Guarantor immediately upon demand by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, Swing Line Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, Swing Line Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release (i) the Parent Guarantor from its Guaranty or (ii) all or substantially all of the value of the Subsidiary Guarantees under the Subsidiary Guaranty Agreement (other than as authorized pursuant to Section 9.10), without the consent of each Lender; or

(h) release all or substantially all of the Collateral in any transaction or series of transactions, without the consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it unless in writing and signed by such L/C Issuer, in addition to the Lenders required above; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this

Agreement relating to any Swing Line Loan; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Administrative Agent and the Borrower (or other applicable Loan Party) shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. In accordance with Section 11.14, the Borrower may replace any Lender that does not consent to any amendment, waiver or other action that requires the consent of all Lenders and that has been consented to by the Required Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (w) the Commitment (and, where applicable, maturity date) of such Lender may not be increased or extended without the consent of such Lender, (x) the principal amount of any obligation, or the amount or rate of interest, owing to such Lender may not be reduced without the consent of such Lender, (y) the provisions of this sentence may not be revised in a manner that would be adverse to such Lender without the consent of such Lender, and (z) any amendment, waiver or consent that would materially adversely affect the rights and obligations of such Lender in a manner that is disproportional to the other Lenders will require the consent of such Lender.

Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any waiver, amendment or modification of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Law.

11.02 Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, or to Wells Fargo Bank, as Swing Line Lender or as a L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii) if to any other L/C Issuer, to it at its address, telecopier number, electronic mail address or telephone number separately notified in writing by such L/C Issuer to the Borrower and the Administrative Agent; and

(iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the L/C Issuers and the Lenders by posting the Borrower Materials on the Platform.

(ii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any Subsidiary shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. Except with respect to Taxes, which are addressed in Section 3.01 hereof, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer and the Swing Line Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or any Loan Party or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or Subsidiary, or any Environmental Liability related in any way to any Loan Party or Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party or Subsidiary, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of the Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative

Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and such consent of the Borrower being deemed to have been given by the Borrower unless it objects thereto within five Business Days after having received notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent of the Borrower being deemed to have been given by the Borrower unless it objects thereto within five Business Days after having received notice thereof) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuers, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(g) as though it were a Lender.

(f) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and each L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Resignation as L/C Issuer and Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and Swing Line Lender. In the event of any such resignation as L/C Issuer and Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer and Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo Bank as L/C Issuer and Swing Line Lender. If Wells Fargo Bank resigns as L/C Issuer and Swing Line Lender, it shall retain all the rights, powers, privileges and duties of a L/C Issuer and Swing Line Lender hereunder with respect to all Letters of Credit and Swing Line Loans outstanding as of the effective date of its resignation as L/C Issuer and Swing Line Lender (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) and Section 2.04). Upon the appointment of a successor L/C Issuer and Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and obligations of the retiring L/C Issuer and Swing Line Lender and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo Bank to effectively assume the obligations of Wells Fargo Bank with respect to such Letters of Credit.

11.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other agreement under which payments are to be made by reference to the Borrower or any Subsidiary and its or their obligations, this Agreement, or payments hereunder, (g) with the consent of the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Parent Guarantor or its Subsidiaries or the credit facility provided hereunder, or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided hereunder, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party or any Subsidiary, any such notice being waived by the Borrower and the other Loan Parties (each on its own behalf and on behalf of each Subsidiary) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by, such Lender to or for the credit or the account of the Borrower or other Loan Party against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness or are owed to a branch, office or Affiliate of a Lender different from the branch, office or Affiliate holding such deposit or obligated on such obligation. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted to a Lender by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document or other document or writing delivered in connection therewith by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to (and subject to the consents required by) Section 11.06(b) to one or more Eligible Assignees; provided that such assignment does not conflict with applicable Laws and such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under

Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and provided, further, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Upon the making of any such assignment, the Borrower shall (x) pay in full any amounts payable pursuant to Section 3.05 and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations then outstanding.

11.15 Governing Law.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH LOAN PARTY AND EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH LOAN PARTY AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY AND EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16 Waiver of Right to Trial by Jury. EACH LOAN PARTY AND EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107,56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Borrower and the Parent Guarantor shall, and shall cause their Subsidiaries to, promptly following a request by the Administrative Agent or any Lender, provide such documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QEP MIDSTREAM PARTNERS OPERATING, LLC, as Borrower

By:	QEP MIDSTREAM PARTNERS, LP, its sole member

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:	/s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President and Chief
Financial Officer

QEP MIDSTREAM PARTNERS, LP, as Parent Guarantor

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:	/s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President and Chief
Financial Officer

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, Swing Line Lender, and a Lender

By:	/s/ Leanne S. Phillips
Name: Leanne S. Phillips
Title: Director

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

CITIBANK, N.A., as a Lender and a L/C Issuer

By:	/s/ Andrew Sidford
Name: Andrew Sidford
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and a L/C Issuer

By:	/s/ Robert Mendoza
Name: Robert Mendoza
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and a L/C Issuer

By:	/s/ Justin M. Alexander
Name: Justin M. Alexander
Title: Senior Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and a L/C Issuer

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender and a L/C Issuer

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Kevin Utsey
Name: Kevin Utsey
Title: Director

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender

By:	/s/ Trudy Nelson
Name: Trudy Nelson
Title: Managing Director

By:	/s/ Jonathan Kim
Name: Jonathan Kim
Title: Authorized Signatory

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kristin Oswald
Name: Kristin Oswald
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Dorothy Marchand
Name: Dorothy Marchand
Title: Executive Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Sharada Manne
Name: Sharada Manne
Title: Managing Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

DNB BANK ASA, GRAND CAYMAN BRANCH, as a Lender

By:	/s/ Kristie Li
Name: Kristie Li
Title: First Vice President

By:	/s/ Philip F. Kurpiewski
Name: Philip F. Kurpiewski
Title: Senior Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Helen Wiggins
Name: Helen Wiggins
Title: Assistant Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brett R. Schweikle
Name: Brett R. Schweikle
Title: Senior Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

SUN TRUST BANK, as a Lender

By:	/s/ Shannon Juhan
Name: Shannon Juhan
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Sherwin Brandford
Name: Sherwin Brandford
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Masood Fikree
Name: Masood Fikree
Title: Authorized Signatory

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin Donaldson
Name: Kevin Donaldson
Title: Senior Vice Predient

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ James Giordano
Name: James Giordano
Title: Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ V. Mark Fuqua
Name: V. Mark Fuqua
Title: Senior Vice President

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Anna Kane
Name: Anna Kane
Title: Senior Associate

By:	/s/ Joanne Tognarelli
Name: Joanne Tognarelli
Title: Senior Financing Manager

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, NY BRANCH, as a Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

Signature Page to the

QEP Midstream Partners Operating, LLC Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

QEP Midstream Partners Operating, LLC Credit Agreement

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$28,500,000	5.700%
Citibank, N.A.	$27,500,000	5.500%
JPMorgan Chase Bank, N.A.	$27,500,000	5.500%
U.S. Bank National Association	$27,500,000	5.500%
Deutsche Bank AG New York Branch	$26,000,000	5.200%
Morgan Stanley Bank, N.A.	$26,000,000	5.200%
BMO Harris Bank N.A.	$23,000,000	4.600%
Canadian Imperial Bank of Commerce, New York Agency	$23,000,000	4.600%
Capital One, National Association	$23,000,000	4.600%
Compass Bank	$23,000,000	4.600%
Credit Agricole Corporate and Investment Bank	$23,000,000	4.600%
DNB Bank ASA, Grand Cayman Branch	$23,000,000	4.600%
Fifth Third Bank	$23,000,000	4.600%
PNC Bank, National Association	$23,000,000	4.600%
SunTrust Bank	$23,000,000	4.600%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$23,000,000	4.600%
Toronto Dominion (New York) LLC	$23,000,000	4.600%
Amegy Bank National Association	$14,000,000	2.800%
Branch Banking and Trust Company	$14,000,000	2.800%
Comerica Bank	$14,000,000	2.800%
Export Development Canada	$14,000,000	2.800%
Goldman Sachs Bank USA	$14,000,000	2.800%
Sumitomo Mitsui Banking Corporation, NY Branch	$14,000,000	2.800%
Total	$500,000,000.00	100.000000000%

Schedule 2.01

SCHEDULE 2.04

SWING LINE RATE CALCULATION

The rate of interest for a Swing Line Loan shall be (a) the “ASK” rate for Federal Funds appearing on Page 5 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day) at the time reviewed by the Administrative Agent plus (b) the Applicable Rate for Eurodollar Rate Loans. In the event that part (a) of such rate is not available at such time for any reason, then part (a) of such rate will be the rate agreed to between the Administrative Agent and the Borrower. The Borrower understands and agrees that the rate quoted from Page 5 of the Dow Jones Market Service is a real-time rate that changes from time to time. The rate quoted by the Administrative Agent and used for the purpose of setting the interest rate for a Swing Line Loan will be the rate on the screen of the Administrative Agent at the time of setting the rate and will not be an average or composite of rates for that day.

Schedule 2.04

SCHEDULE 5.09

LABOR DISPUTES

AND ACTS OF GOD

None.

Schedule 5.09

SCHEDULE 5.12

SUBSIDIARIES, JOINT VENTURES AND OTHER EQUITY INVESTMENTS

a.	Subsidiaries.

•	QEP Midstream Partners Operating, LLC (100% owned by QEP Midstream Partners, LP)

•	QEPM Gathering I, LLC (100% owned by QEP Midstream Partners Operating, LLC)

•	Rendezvous Pipeline Company, LLC (100% owned by QEPM Gathering I, LLC)

•	Rendezvous Gas Services, L.L.C. (78% owned by QEPM Gathering I, LLC)

b.	Other Equity Interests.

•	Three Rivers Gathering, LLC (50% owned by QEP Midstream Partners Operating, LLC)

Schedule 5.12

SCHEDULE 5.19

INSURANCE

See attached.

Schedule 5.19

QEP Resources, Inc.

INSURANCE SUMMARY
2013

COVERAGE	LIMITS	DEDUCTIBLES/RETENTIONS
Automobile Liability National Union Fire Insurance Company of Pittsburgh, PA Best Rating: A XV Policy No. CA1574461 Policy Term: October 1, 2012 – 2013	$1,000,000 Liability – Any Auto (Symbol 1) $ 3,000 Utah – Personal Injury Protection (Medical Expense) $ 1,500 Utah - Funeral Expenses $ 3,000 Utah - Survivor Loss	$1,000 Collision/Comprehensive Deductible for Hired Autos Only (Symbol 8)
Workers Compensation/Employers Liability New Hampshire Insurance Company Best Rating: A XV Policy No. WC025889584 Policy Term: October 1, 2012 - 2013	Workers Compensation Statutory Employers Liability $1,000,000 Bodily Injury by Accident; Each Accident $1,000,000 Bodily Injury by Disease; Policy Limit $1,000,000 Bodily Injury by Disease; Each Employee	$100,000 Each Accident or Each Person for Disease $100,000 Each Accident or Each Person for Disease $100,000 Each Accident or Each Person for Disease
Commercial General Liability National Union Fire Insurance Company of Pittsburgh, PA Best Rating: A XV Policy No. GL1949962 Policy Term: October 1, 2012 - 2013	$ 1,000,000 Each Occurrence Limit $ 1,000,000 Damage to Premises Rented to You Limit; Any One Premise $ 5,000 Medical Expense Limit; Any One Person $ 1,000,000 Personal & Advertising Injury Limit; Any One Person or Organization $10,000,000 General Aggregate Limit $ 2,000,000 Products/Completed Operations Aggregate Limit	Nil $1,000 Employee Benefits Liability

INSURANCE SUMMARY 2013 Automobile Liability $1,000,000 Liability -Any Auto (Symbol 1) $1,000 Collision/Comprehensive Deductible for National Union Fire Insurance Company of $ 3,000 Utah—Personal Injury Protection Hired Autos Only (Symbol 8) Pittsburgh, PA (Medical Expense) Best Rating: A XV $ 1,500 Utah—Funeral Expenses £ 3,000 Utah—Survivor Loss Policy No. CA1574461 Policy Term: October 1; 2012-2D13 Workers Compensation/Employers Liability Workers Compensation New Hampshire Insurance Company Statutory Best Rating: AAV Employers Liability Policy No. WC025889584 $1,000,000 Bodily Injury by Accident; Each 3100,000 Each Accident or Each Person for PolicyTerm: October 1, 2012—2013 Accident Disease $1,000,000 Bodily Injury by Disease; Policy 3100,000 Each Accident or Each Person for Limit Disease $1,000,000 Bodily Injury by Disease; Each 3100,000 Each Accident or Each Person for Employee Disease Commercial General Liability $1,000,000 Each Occurrence Limit Nil National Union Fire Insurance Company of $1,000,000 Damage to Premises Rented to 31,000 Employee Benefits Liability Pittsburgh, PA You Limit; Any One Premise Beet Rating: A XV $ 5,000 Medical Expense Limit, Any One Person Policy No. GL1949962 $ 1,000,000 Personal & Advertising Injury Limit; PolicyTerm: October 1, 2012-2013 Any One Person or Organization £10,000,000 General Aggregate Limit $ 2,000.000 Products/Completed Operations Aggregate Limit

Schedule 5.19

S25MM Umbrella Liability $25,000,000 Occurrence Commercial General Liability American Guarantee & Liability Insurance $25,000,000 Other Aggregate $1,000,000 Each Occurrence Company $25,000,000 Products/Completed Operations $2,000,000 Products-Completed Operations Best Rating: A+ XV Aggregate Aggregate $ 250,000 Casualty Business Crisis $2,000,000 General Aggregate Policy No. UMB6692611 02 Aggregate Limit $ 1,000,000 Personal Injury Advertising Injury Policy Term: October 1. 2012—2013 $1,000,000 Employee Benefits Liability—Each Claim $ 1,000,000 Employee Benefits Liability - Aggregate Commercial Auto Liability $ 1,000,000 Bodily Injury & Property Damage Combined Single Limit Employers Liability $ 1,000,000 Bodily Injury By Accident; Each Accident $ 1,000,000 Bodily Injury by Disease; Policy Limit $ 1,000,000 Bodily Injury by Disease; Each Employee $10,000 Retained Limit; Occurrence 1st Layer Excess Liability—$25MM xs S25MM $25,000,000 Each Occurrence Limit Underlying Limits of Insurance: Alterra America Insurance Company $25,000,000 Aggregate (where applicable) $25,000,000 Each Occurrence Best Rating: A XV $25,000,000 Aggregate (where applicable) Policy No. MAX6XL0000395 Policy Term: October 1, 2012—2013

Schedule 5.19

2nd Layer Excess Liability—S25MM xs S50MM $25,000,000 Per Occurrence, Per Claim or Per Limits of Underlying Policy Ironshore Specialty Insurance Company Loss (as in Controlling underlying 850,000,000 Per Occurrence, Per Claim or Per Best Rating: A-XIII Policy) Loss $25,000,000 Aggregate (where applicable) $50,000,000 Aggregate (where applicable) Policy No. 000734502 Policy Term: October 1, 2012—2013 3rd Excess Liability—S25MM xs S75MM $25,000,000 Each Occurrence First Underlying Insurance Policy(ies) Starr Surplus Lines Insurance Company $25,000,000 Annual Aggregate(s), Where Lead Umbrella Best Rating: A XV Applicable $25,000,000 Each Occurrence $25,000,000 General Aggregate Policy No. SLSLXNR03001912 $25,000,000 Products/Completed Ops. Agg. xs Policy Term: October 1, 2012—2013 of primary(ies) $ 10,000 Self Insured Retention Additional Underlying Insurance Policy(ies) 1st Excess $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Ops. Agg. xs of American Guarantee 2nd Excess $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Ops. Agg. xs

Schedule 5.19

4th Excess Liability—S25MM xs $100MM $25,000,000 Policy General Aggregate Controlling Underlying Insurance Arch Insurance Company $25,000,000 Products/Completed Operations Lead Umbrella Best Rating: A+XV Aggregate $25,000,000 Each Occurrence/Each Offense $25,000,000 Each Occurrence Limit $25,000,000 General Aggregate Policy No. EEO 0040824 02 $25,000,000 Products/Completed Operations Policy Term: October 1, 2012—2013 Aggregate Other Underlying Insurance 1st Excess $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate 2nd Excess $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate 3rd Excess $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate

Schedule 5.19

5th Layer Excess Liability—$25MM xs $125MM $25,000,000 Limit in all in respect of each Schedule of Underlying Insurances Gotham Insurance Company through Prosight occurrence Primary Specialty Insurance $25,000,000 Limit in the aggregate for each $ 1,000,000 Employers Liability Best Rating: A IX annual period $ 1,000,000 General Liability $ 1,000,000 Auto Liability Policy No. ML10169312 $ 10,000,000 Aircraft Liability Policy Term: October 1, 2012-2013 Excess Liability $25MM xs Primary Umbrella Excess Liability $25MM xs $50MM 2nd Layer Excess Liability $25MM xs $75MM 3rd Layer Excess Liability $50MM xs $100MM 4th Layer 6th Layer Excess Liability—S25MM xs S150MM $25,000,000 Each Occurrence Limit Schedule of Underlying Insurances Axis Surplus Insurance Company through Swett $25,000,000 General Aggregate Limit $25,000,000 Umbrella Liability & Crawford of Georgia, Inc. $25,000,000 Products/Completed Operations $25,000,000 Excess Liability Best Rating: A XV Aggregate Limit $25,000,000 Excess Liability $25,000,000 Excess Liability Policy No. EAU755348012012 $25,000,000 Excess Liability Policy Term: October 1, 2012—2013 $25,000,000 Excess Liability 7th Layer Excess Liability—S25MM xs S175MM $25,000,000 Each Occurrence Limit Schedule of Retained Amounts: Lexington Insurance Company through Risk $25,000,000 General Aggregate Limit Followed Policy: American Guarantee Specialists Companies Insurance Agency, Inc. $25,000,000 Products/Completed Operations Primary Umbrella Best Rating: A XV Aggregate Limit October 1, 2012—2013 TOTAL OCCURRENCE LIMITS OF INSURANCE Policy No. 021375503 OF ALL UNDERLYING POLICIES IN EXCESS Policy Term: October 1, 2012 2013 OF WHICH THIS POLICY APPLIES: | S176,OOa,qaO. Sunset Clause Excluded.

Schedule 5.19

Property — Domestic $300,000,000 Any One Accident or Occurrence Property Policy Term: April 1, 2013—October 1, 2014 $2,500,000 Per Occurrence, but Physical Damage/BI 67% Sublimits: $1,000,000 Builders Risk/Course of Terrorism 38.5% S 50,000,000 Flood Zones A & V Aggregate Construction Projects valued Company Policy No. $150,000,000 Terrorism under $25MM AEGIS P05265101P $ 20,000,000 Transit Liberty Mutual Insurance Co. 3DAADNMI003 $ 5,000,000 Electrical Transmission & Distribution Transit ACE American Insurance Co. EPRN09150122 Lines $ 250,000(excluding Ocean Marine) Energy Insurance Mutual 310680-13GP $ 1,000,000 Professional Fees Ascot Lloyd’s Syndicate 1414 PK13EP933T3X $ 1,000,000 Seepage and Pollution Aggregate Validus Lloyd’s Syndicate 1183 AJN141111B13 $ 5,000,000 Debris Removal $ 1,000,000 Fire Fighting Materials $ 25,000,000 Course of Construction $ 20,000,000 Bylaws and Regulations $ 50,000,000 Automatic Acquisitions $ 10,000,000 Valuable Papers and Records $ 5,000,000 Fine Arts $150,000,000 CBI—Direct Named Customers/Suppliers $ 10,000,000 CBI—Unnamed Customers/Suppliers $ 5,000,000 Advance Loss of Profits $ 5,000,000 Rental Value $ 5,000,000 Leasehold Interest $ 5,000,000 Off Premises Power $ 25,000,000 Extra Expenses $ 25,000,000 Expediting Expenses $ 50,000,000 EDP Equipment and Media $ 25,000,000 Miscellaneous Unnamed Locations $ 1,000,000 Land Improvements $ 15,000,000 Pipelines—Rivers Crossings, PD Only $ 10,000,000 Pipelines-Underground PD Only

Schedule 5.19

Property — London 3300,000,000 Any One Accident or Occurrence Property Policy Term: April 1, 2O13—October 1, 201 4 $ 2,5OO,000 Per Occurrence, but Physical Damage/BI 33% Sublirnits: S1.0OO.OOO Per Occurrence in respect of all Terrorism 61.5% S15O.OOO.OOO Flood Zones A & V Aggregate Builders Risk Projects Policy No. S15O.OOO.OOO Terrorism Property E1307870 S 2O.OOO.OOO Transit Transit Terrorism E1307871 S 5.000.OOO Electrical Transmission & Distribution S 250,OOO(excluding Ocean Marine) Companies Lines Lloyd’s Syndicate COF 1036 S 1,000,000 Professional Fees Houston Casualty Company S 1,000,OOO Seepage and Pollution Aggregate Lloyd’s Syndicate AFB 2623 S 5,000,OOO Debris Removal Lloyd’s Syndicate AFB 0623 S 1,000,OOO Fire Fighting Materials Swiss Re International SE S 25,000,OOO Course of Construction Lloyd’s Syndicate WTK O457 S 2O,OOO,OOO Bylaws and Regulations Lloyd’s Syndicate AMA 1200 S 50,000,OOO Automatic Acquisitions Lloyd’s Syndicate BRT 2987 S 1O,OOO,OOO Valuable Papers and Records S 5,000,000 Fine Arts S1 SO,000,OOO CBI—Direct Named Customers/Suppliers S 10,OOO,000 CBI—Unnamed Customers/Suppliers S 5,OOO,000 Advance Loss of Profits S 5,OOO,000 Rental Value S 5,OOO,000 Leasehold Interest S 5,OOO,000 Off Premises Power S 25,000,000 Extra Expenses S 25,000,000 Expediting Expenses S 50,OOO,000 EDP Equipment and Media S 25,OOO,000 Miscellaneous Unnamed Locations S 1,OOO,000 Land Improvements S 15,OOO,000 Pipelines — Rivers Crossings, PD Only $ 10,OOO,000 Pipelines — Underground PD Only Transit $250,000 (exluding Ocean Marine)

Schedule 5.19

Policy Term: April 1, 2O1 3 — October 1, 2O1 4 Deductibles apply as per primary layer Company Policy No. $ 5O,OOO,OOO Any One Accident or Occurrence AEGIS (1OO%) PO52651O1 P Excess of $300,000,000 Any One Accident or Occurrence Sublimits apply as per primary layer

Schedule 5.19

SCHEDULE 7.05

INVESTMENTS ON THE EXECUTION DATE AND THE CLOSING DATE

See Schedule 5.12.

Schedule 7.05

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

QEP MIDSTREAM PARTNERS OPERATING, LLC:

QEP Midstream Partners Operating, LLC

1050 17th Street

Suite 500

Denver, CO 80265

Attention: Richard J. Doleshek, Chief Financial Officer

Email: Richard.doleshek@qepres.com

Fax: (303) 308-3639

Phone: (303) 640-4242

With a copy to: Rod H. Larsen

Email: rod.larsen@qepres.com

Fax: (303) 308-3639

Phone: (303) 640-4261

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Wells Fargo Bank, National Association

1525 W WT Harris Blvd

1st Floor

Charlotte, North Carolina 28262-8522

Attention: Keisha Dockery

Telephone: 704-590-2770

Facsimile: 704-590-2782

Electronic Mail: keisha.m.dockery@wellsfargo.com

Other Notices as Administrative Agent:

Wells Fargo Bank, National Association

1525 W WT Harris Blvd

1st Floor

Charlotte, North Carolina 28262-8522

Attention: Keisha Dockery

Telephone: 704-590-2770

Facsimile: 704-590-2782

Electronic Mail: keisha.m.dockery@wellsfargo.com

WELLS FARGO BANK AS L/C ISSUER:

Wells Fargo Bank, National Association

1525 W WT Harris Blvd

1st Floor

Charlotte, North Carolina 28262-8522

Attention: Keisha Dockery

Schedule 11.02

Telephone: 704-590-2770

Facsimile: 704-590-2782

Electronic Mail: keisha.m.dockery@wellsfargo.com

SWING LINE LENDER:

Wells Fargo Bank, National Association

1525 W WT Harris Blvd

1st Floor

Charlotte, North Carolina 28262-8522

Attention: Keisha Dockery

Telephone: 704-590-2770

Facsimile: 704-590-2782

Electronic Mail: keisha.m.dockery@wellsfargo.com

Schedule 11.02

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:                     ,

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among QEP Midstream Partners Operating, LLC, a Delaware limited liability company (the “Borrower”), QEP Midstream Partners, LP, a Delaware limited partnership, each Lender and L/C Issuer from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of - [month(s) / week(s)].

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

QEP MIDSTREAM PARTNERS OPERATING, LLC

By:	QEP MIDSTREAM PARTNERS, LP, its sole member

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Exhibit A-1

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among QEP Midstream Partners Operating, LLC, a Delaware limited liability company (the “Borrower”), QEP Midstream Partners, LP, a Delaware limited partnership, each Lender and L/C Issuer from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

3.	With a Swing Line Rate equal to [the Base Rate plus the Applicable Rate for Base Rate Loans] [the rate established as provided on Schedule 2.04].

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

QEP MIDSTREAM PARTNERS OPERATING, LLC

By:	QEP MIDSTREAM PARTNERS, LP, its sole member

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF NOTE

[                    ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                     or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, QEP Midstream Partners, LP, each Lender and L/C Issuer from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit B

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

QEP MIDSTREAM PARTNERS OPERATING, LLC

By:	QEP MIDSTREAM PARTNERS, LP, its sole member

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Exhibit B

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among QEP Midstream Partners Operating, LLC, a Delaware limited liability company (the “Borrower”), QEP Midstream Partners, LP (the “Parent Guarantor”), each Lender and L/C Issuer from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer of the Parent Guarantor and Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the                      of each of the Parent Guarantor and the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent Guarantor and behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) and the reconciliation, if required, by Section 6.01(d)(i) of the Agreement for the fiscal year of the Parent Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) and the reconciliation, if required, by Section 6.01(d)(i) of the Agreement for the fiscal quarter of the Parent Guarantor ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and the Parent Guarantor during the accounting period covered by the attached financial statements.

3. A review of the activities of the Parent Guarantor and the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and the Parent Guarantor performed and observed all their Obligations under the Loan Documents, and

[select one:]

Exhibit C

[to the best knowledge of the undersigned, there is no condition or event at the end of such fiscal period or at the time of this certificate which constitutes a Default.]

—or—

[to the best knowledge of the undersigned, at the end of such fiscal period, or on the date of this certificate, the following conditions and events constitute a Default and their nature and period of existence are specified below:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

5. [Attached hereto as Schedule 3 are updating changes to the Schedules to the Security Agreement.] The Schedules to the Security Agreement, [as amended by Schedule 3] attached hereto, are accurate and complete in all material respects.

6. During the fiscal quarter ending on the above date,

[no Loan Party or Material Subsidiary acquired any Material Real Property on which a Lien is required to be created pursuant to Section 6.11(c) of the Credit Agreement.]

—or—

[Material Real Property was acquired by a Loan Party or a Material Subsidiary, consisting of [include general description].]

Exhibit C

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20        .

QEP MIDSTREAM PARTNERS, LP

By:	QEP Midstream Partners GP, LLC, its general partner

By:
Name:
Title:

QEP MIDSTREAM PARTNERS OPERATING, LLC

By:	QEP MIDSTREAM PARTNERS, LP, its sole member

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Exhibit C

FORM OF SCHEDULE 1 TO COMPLIANCE CERTIFICATE

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Financial Statements

[To be attached]

Schedule 1 to Compliance Certificate

FORM OF SCHEDULE 2 TO COMPLIANCE CERTIFICATE

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

For the Quarter/Year ended                    , 20     (“Statement Date”)

($ in 000’s)

[To be attached]

Schedule 2 to Compliance Certificate

FORM OF SCHEDULE 3 TO COMPLIANCE CERTIFICATE

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Updates to Schedules to the Security Agreement

[To be attached]

Schedule 3 to Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility under the Credit Agreement (including, without limitation, the Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of

[identify Lender]

3.	Borrower: QEP Midstream Partners Operating, LLC

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of August 14, 2013, among QEP Midstream Partners Operating, LLC, QEP Midstream Partners, LP, each Lender and L/C Issuer from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest:

Amount of Commitment/Loans for all Lenders :	$
Amount of Commitment/Loans Assigned:	$
Percentage Assigned of Commitment:	$
CUSIP Number :	$

Exhibit D

[7.	Trade Date: ]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Title:

[Consented to:]

QEP MIDSTREAM PARTNERS OPERATING, LLC

By: QEP MIDSTREAM PARTNERS, LP, its sole member

By: QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Exhibit D

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                              ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary; to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex I to Exhibit D

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Annex I to Exhibit D

EXHIBIT E -1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among QEP MIDSTREAM PARTNERS OPERATING, LLC, as Borrower, QEP MIDSTREAM PARTNERS, LP, as Guarantor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender, and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-1

EXHIBIT E -2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among QEP MIDSTREAM PARTNERS OPERATING, LLC, as Borrower, QEP MIDSTREAM PARTNERS, LP, as Guarantor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender, and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-2

EXHIBIT E -3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among QEP MIDSTREAM PARTNERS OPERATING, LLC, as Borrower, QEP MIDSTREAM PARTNERS, LP, as Guarantor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender, and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-3

EXHIBIT E -4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among QEP MIDSTREAM PARTNERS OPERATING, LLC, as Borrower, QEP MIDSTREAM PARTNERS, LP, as Guarantor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender, and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-4